PART II
Item 6.Selected Consolidated Financial Data
The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	Fiscal Year Ended September 30,
(In millions, except per share amounts)	2019	2018	2017	2016	2015
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Continuing Operations (a):
Total revenues	$1,521.3	$1,567.6	$1,479.7	$1,509.8	$1,542.3
Gross profit	$837.8	$824.2	$745.7	$797.1	$825.8
Income (loss) from operations	$107.2	$(184.3)	$(76.0)	$20.1	$6.3
Provision (benefit) for income taxes	$12.1	$(77.2)	$4.8	$6.0	$21.4
Net loss from continuing operations	$(12.2)	$(236.8)	$(251.4)	$(121.9)	$(181.4)
Net Loss Per Share - continuing operations:
Basic	$(0.04)	$(0.81)	$(0.87)	$(0.42)	$(0.57)
Diluted	$(0.04)	$(0.81)	$(0.87)	$(0.42)	$(0.57)
Weighted average common shares outstanding:
Basic	286.3	291.3	289.3	292.1	317.0
Diluted	286.3	291.3	289.3	292.1	317.0
Financial Position:
Cash and cash equivalents and marketable securities	$764.8	$473.5	$874.1	$608.1	$568.8
Total assets	$5,365.8	$5,302.4	$5,931.9	$5,661.5	$5,511.9
Total debt	$1,936.4	$2,185.4	$2,617.4	$2,433.2	$2,103.1
Total deferred revenue (a)	$348.0	$416.4	$370.3	$371.6	$382.4
Total stockholders’ equity	$2,173.2	$1,717.5	$1,931.4	$1,931.3	$2,265.3
Selected Data and Ratios (a):
Working capital	$591.3	$235.9	$263.4	$397.8	$386.0
Depreciation of property and equipment	$47.4	$51.4	$47.1	$54.1	$55.4
Amortization of intangible assets	$81.6	$105.4	$134.0	$121.2	$125.8
Gross margin percentage	55.1%	52.6%	50.4%	52.8%	53.5%

(a) Amounts exclude those related to our Imaging and Automotive businesses, which were included in discontinued operations for all the periods presented.
Item 7.Management's Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations and financial condition of our business. The Management’s Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements.
Overview
Business Overview
Nuance Communications, Inc. (“we”, “Nuance”, the “Company”, “us” or “our”) is pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. Our solutions and technologies can understand, analyze and respond to human language to increase productivity and amplify human intelligence. Our solutions are used by businesses in the healthcare, financial services, telecommunications and travel industries, among others. We see several trends in our markets, including (i) the growing adoption of cloud-based, connected services and highly interactive mobile applications, (ii) deeper integration of virtual assistant capabilities and services, and (iii) the continued expansion of our core technology portfolio including ASR, NLU, semantic processing, domain-specific reasoning, dialog management capabilities, AI, and voice biometric speaker authentication. We report our business in three segments: Healthcare, Enterprise, and Other.

Trends in Our Businesses

•
Healthcare. Customers in our Healthcare segment are broadly implementing EHR systems and are working to improve clinical documentation, improve quality of care, minimize physician burnout, integrate quality measures and aid reimbursement. These trends are driving a shift towards more integrated solutions that combine both Dragon Medical cloud-based solutions and transcription services. Recently, higher demand for more integrated solutions have offset declines in legacy, hosted transcription services. Additionally, we have been able to capitalize on healthcare providers’ shift towards hosted, or cloud-based solutions, and away from perpetual licenses, by adding new innovations to our Dragon Medical cloud solutions including new clinical language understanding and AI capabilities designed to increase productivity and improve clinical documentation at the point of care and within existing electronic medical work flow.

•
Enterprise. Consumer demand for 24/7, multi-channel access to customer service from the businesses they interact with is driving demand for our AI-powered omni-channel engagement solutions. We continue to enhance our technology capabilities with intelligent self-service and AI for customer service, and to extend the market for our on-demand omni-channel enterprise solutions into international markets, expand our sales and solutions for biometrics, and expand our core products and services portfolio.

•
Other. Our Other segment includes our Subscriber Revenue Services ("SRS") and Devices businesses. Our SRS business provides value-added services to mobile operators in India and Brazil (“Mobile Operator Services”) and voicemail transcription services to mobile operators in the rest of the world (“Voicemail-to-Text”). Our Devices business provides speech recognition solutions and predictive text technologies for handset devices. Our Mobile Operator Services has experienced dramatic market disruptions during fiscal year 2018. Our Devices revenue has been declining due to the ongoing consolidation of our handset manufacturer customer base and continued erosion of our penetration of the remaining market. During the fourth quarter of fiscal year 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.  In May 2019, we completed the sale of our Mobile Operator Services business in Brazil, and in July 2019, we completed the sale of our Mobile Operator Services business in India. The sale prices and any gains or losses were immaterial.

•
Discontinued Operations. On February 1, 2019, we completed the sale of our Imaging business and received approximately $404.0 million in cash, after estimated transaction expenses. On October 1, 2019, we completed the spin-off of our Automotive business into an independent public company, Cerence, Inc. ("Cerence"). As a result, the historical results of operations for Imaging and Automotive have been included within discontinued operations in our condensed consolidated financial statements for all the periods presented.

Key Metrics
Effective the first quarter of fiscal year 2019, we implemented ASC 606 using the modified retrospective approach, which requires the results for the current reporting periods be presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies in accordance with ASC 605, with a cumulative adjustment recorded to accumulated deficit.
In evaluating the financial condition and operating performance of our business, management focuses on revenue, net income, gross margins, operating margins, cash flow from operations, and changes in deferred revenue. A summary of these key financial metrics for our continuing operations is as follows:
For the fiscal year 2019, as compared to the fiscal year 2018:

•	Total revenues under ASC 606 were $1,521.3 million for the year ended September 30, 2019, as compared to $1,567.6 million under ASC 605 for the year ended September 30, 2018;

•
Net loss from continuing operations under ASC 606 for the year ended September 30, 2019 was $12.2 million, compared to a net loss from continuing operations of $236.8 million under ASC 605 the year ended September 30, 2018;

•	Gross margins under ASC 606 for the year ended September 30, 2019 was 55.1%, compared to 52.6% under ASC 605 for the year ended September 30, 2018;

•	Operating margins under ASC 606 for the year ended September 30, 2019 was 7.0%, compared to (11.8)% under ASC 605 for year ended September 30, 2018; and

•	Operating cash flows from continuing operations increased by $63.6 million to $304.6 million for the year ended September 30, 2019, compared to $241.0 million for the year ended September 30, 2018.
As of September 30, 2019, as compared to September 30, 2018:

•	Total deferred revenue decreased by 16.4% to $348.0 million, primarily as a result of the ASC 606 implementation, offset in part by the continued growth of our Healthcare bundled offerings.
RESULTS OF OPERATIONS
Total Revenues
The following table shows total revenues by product type and revenue by geographic location, based on the location of our customers, in dollars and percentage change (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Hosting and professional services	$913.6	$947.5	$940.0	$871.2	0.8%	7.9%
Product and licensing	338.7	359.9	375.2	341.4	(4.1)%	9.9%
Maintenance and support	268.9	243.5	252.3	267.1	(3.5)%	(5.5)%
Total revenues	$1,521.3	$1,551.0	$1,567.6	$1,479.7	(1.1)%	5.9%

United States	$1,237.4	$1,270.0	$1,255.2	$1,156.0	1.2%	8.6%
International	283.9	281.0	312.4	323.7	(10.1)%	(3.5)%
Total revenues	$1,521.3	$1,551.0	$1,567.6	$1,479.7	(1.1)%	5.9%
Fiscal Year 2019 compared to Fiscal Year 2018
For fiscal year 2019, the geographic split under ASC 606 was 81% of total revenues in the United States and 19% internationally. The geographic split for fiscal year 2019 under ASC 605 was 82% of total revenues in the United States and 18% internationally, as compared to 80% of total revenues in the United States and 20% internationally for fiscal year 2018.
Fiscal Year 2018 compared to Fiscal Year 2017
The geographic split for fiscal year 2018 was 80% of total revenues in the United States and 20% internationally, as compared to 78% of total revenues in the United States and 22% internationally for fiscal year 2017.
Hosting and Professional Services Revenue
Hosting revenue primarily relates to delivering on-demand hosted services, such as medical transcription, automated customer care applications, mobile operator services, and mobile infotainment and search and transcription, over a specified term. Professional services revenue primarily consists of consulting, implementation and training services for customers. The following table shows hosting and professional services revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Hosting revenue	$748.8	$771.0	$710.9	$688.1	8.5%	3.3%
Professional services revenue	164.8	176.5	229.1	183.1	(23.0)%	25.1%
Hosting and professional services revenue	$913.6	$947.5	$940.0	$871.2	0.8%	7.9%
As a percentage of total revenues	60.1%	61.1%	60.0%	58.9%
Fiscal Year 2019 compared to Fiscal Year 2018
Hosting revenue under ASC 606 for the year ended September 30, 2019 is $22.2 million lower than revenue under ASC 605 for the same period, primarily as a result of the re-allocation of contract consideration to multiple performance obligations based on standalone selling prices and the timing of revenue recognition for transactions with extended payment terms. Under ASC 605, hosting revenue increased by $60.1 million, or 8.5%, primarily due to a $52.3 million increase in Healthcare and a $29.8 million increase in our Enterprise segment, which was partially offset by a $22.1 million decrease in our Other segment. Healthcare hosting revenue increased primarily due to the continued growth in our Dragon Medical cloud-based solutions, offset in part by a decline in our medical transcription services. Enterprise hosting revenue increased primarily due to the strength in our omni-channel hosting solutions. Other segment hosting revenue decreased due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019.
As a percentage of total revenues, hosting revenue under ASC 605 increased from 45.3% for fiscal year 2018 to 49.7% for fiscal year 2019.
Professional services revenue under ASC 606 for the year ended September 30, 2019 is $11.7 million lower compared to revenue under ASC 605 for the same period, primarily due to the loss of deferred revenue upon the ASC 606 implementation as a result of change from completed contract method to the percentage of completion method. Under ASC 605, professional services revenue decreased by $52.6 million, or 23.0%, primarily due to a $58.9 million decrease in Healthcare, offset in part by a $6.5 million increase in Enterprise. Healthcare professional services revenue decreased primarily due to lower revenue from the EHR implementation and optimization services. Enterprise professional services revenue increased primarily due to higher contact center service revenue as a result of the timing of the services rendered.
As a percentage of total revenues, professional services revenue under ASC 605 decreased from 14.6% for fiscal year 2018 to 11.4% for fiscal year 2019.
Fiscal Year 2018 compared to Fiscal Year 2017
Hosting revenue increased by $22.8 million, or 3.3%, primarily driven by a $41.9 million increase in Healthcare and a $6.7 million increase in Enterprise, offset in part by a $25.8 million decrease in Other. Healthcare hosting revenue increased as the segment recovered from the malware incident that occurred in the third quarter of fiscal year 2017 (the "2017 Malware Incident") throughout the year; also contributing to the increase was the continued market penetration and growth of our Dragon Medical cloud-based solutions, offset by in part by the continued erosion of our transcription services. Enterprise hosting revenue increased primarily due to the growth in our omni-channel hosting solutions. Other segment hosting revenues decreased primarily driven by the declines in both of our SRS and Devices businesses.
As a percentage of total revenues, hosting revenue decreased from 46.5% for fiscal year 2017 to 45.3% for fiscal year 2018.
Professional services revenue increased by $46.0 million, or 25.1%, primarily driven by a $49.4 million increase in Healthcare. Healthcare professional services revenue increased primarily due to higher revenue from EHR implementation and optimization services.
As a percentage of total revenues, professional services revenue increased from 12.4% for fiscal year 2017 to 14.6% for fiscal year 2018.
Product and Licensing Revenue
Product and licensing revenue primarily consists of sales and licenses of our technology. The following table shows product and licensing revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Product and licensing revenue	$338.7	$359.9	$375.2	$341.4	(4.1)%	9.9%
As a percentage of total revenues	22.3%	23.2%	23.9%	23.1%
Fiscal Year 2019 compared to Fiscal Year 2018
Product and licensing revenue under ASC 606 for the year ended September 30, 2019 is $21.2 million lower compared to revenue under ASC 605 for the same period, primarily due to the loss of revenue as a result of the upfront recognition of term license revenue on the opening balance sheet under ASC 606. Under ASC 605, product and licensing revenue decreased by $15.3 million, or 4.1%, primarily due to a $23.7 million decrease in Other and a $12.3 million decrease in Enterprise, offset in part by a $20.7 million increase in Healthcare. Other segment product and licensing revenue decreased primarily due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019. Enterprise product and licensing revenue decreased primarily due to the timing of contact center license deals signed in fiscal year 2018. Healthcare product and licensing revenue increased primarily driven by higher Dragon Medical software license revenue from international markets.
As a percentage of total revenues, product and licensing revenue under ASC 605 decreased from 23.9% for fiscal year 2018 to 23.2% for fiscal year 2019.
Fiscal Year 2018 compared to Fiscal Year 2017
Product and licensing revenue increased by $33.8 million, or 9.9%, primarily driven by a $14.5 million increase in Healthcare and a $12.8 million increase in Enterprise. Healthcare product and licensing revenue increased primarily due to higher revenue from diagnostics solutions due to recent acquisitions. Enterprise product and licensing revenue increased primarily due to higher contact center license revenue.
As a percentage of total revenues, product and licensing revenue increased from 23.1% for fiscal year 2017 to 23.9% for fiscal year 2018.
Maintenance and Support Revenue
Maintenance and support revenue primarily consists of technical support and maintenance services. The following table shows maintenance and support revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Maintenance and support revenue	$268.9	$243.5	$252.3	$267.1	(3.5)%	(5.5)%
As a percentage of total revenues	17.7%	15.7%	16.1%	18.1%
Fiscal Year 2019 compared to Fiscal Year 2018
Maintenance and support revenue under ASC 606 for the year ended September 30, 2019 is $25.4 million higher compared to revenue under ASC 605 for the same period, primarily as a result of the re-allocation of contract consideration to multiple performance obligations based on standalone selling prices. Under ASC 605, maintenance and support revenue decreased by $8.8 million, or 3.5%, primarily due to customers' continued transition from licenses to cloud-based solutions in Healthcare.
As a percentage of total revenues, maintenance and support revenue under ASC 605 decreased from 16.1% for fiscal year 2018 to 15.7% for fiscal year 2019.
Fiscal Year 2018 compared to Fiscal Year 2017
Maintenance and support revenue decreased by $14.8 million, or 5.5%, primarily due to a $18.1 million decrease in Healthcare, offset in part by a $4.6 million increase in Enterprise. The decrease in Healthcare was primarily driven by the continuing customer transition from product licenses to cloud-based solutions. The increase in Enterprise was primarily driven by higher volume of contact center license transactions with maintenance and support.
As a percentage of total revenues, maintenance and support revenue under decreased from 18.1% for fiscal year 2017 to 16.1% for the fiscal year 2018.

COSTS AND EXPENSES
Cost of Hosting and Professional Services Revenue
Cost of hosting and professional services revenue primarily consists of compensation for services personnel, outside consultants and overhead, as well as the hardware, infrastructure and communications fees that support our hosting solutions. The following table shows the cost of hosting and professional services revenue, in dollars, percentage change, and as a percentage of hosting and professional services revenue (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Cost of hosting and professional services revenue	$551.4	$554.5	$608.3	$596.6	(8.8)%	2.0%
As a percentage of hosting and professional services revenue	60.4%	58.5%	64.7%	68.5%
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of hosting and professional services revenue under ASC 606 for the year ended September 30, 2019 is $3.1 million lower than the amount under ASC 605 for the same period, primarily due to the upfront recognition of costs upon the ASC 606 implementation as a result of change from completed contract method to the percentage of completion method. Under ASC 605, cost of hosting and professional services revenue decreased by $53.8 million, or 8.8%, primarily due to lower revenue related to EHR implementation and optimization services, offset in part by higher costs related to our Dragon Medical cloud-based software. Under ASC 605, gross margin increased by 6.2 percentage points, primarily due to lower revenue from EHR implementation and optimization services, which carries lower margins. Also contributing to the margin improvement was the favorable shift in revenue mix towards higher-margin Dragon Medical cloud-based software from lower-margin transcription services.
Fiscal Year 2018 compared to Fiscal Year 2017
The increase in cost of hosting and professional services revenue was primarily due to higher professional services costs in our Healthcare segment related to EHR implementation and optimization services, offset in part by lower costs of medical transcription services. Gross margins increased by 3.8 percentage points as our Healthcare segment recovered from the 2017 Malware Incident throughout the year. Also contributing to the margin improvement was a favorable shift in revenue mix towards higher margin Dragon Medical cloud-based software, offset in part by margin compression in our medical transcription services and the increase in EHR implementation and optimization services which carried lower margins.
Cost of Product and Licensing Revenue
Cost of product and licensing revenue primarily consists of material and fulfillment costs, manufacturing and operations costs and third-party royalty expenses. The following table shows the cost of product and licensing revenue, in dollars, percentage change, and as a percentage of product and licensing revenue (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Cost of product and licensing revenue	$71.3	$65.4	$55.7	$53.3	17.5%	4.4%
As a percentage of product and licensing revenue	21.0%	18.2%	14.8%	15.6%
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of product and licensing revenue under ASC 606 for the year ended September 30, 2019 is $5.9 million higher than the amount under ASC 605 for the same period, primarily due to the upfront recognition of third-party license royalties in connection with the upfront recognition of term license revenue. Under ASC 605, cost of product and licensing revenue increased by $9.7 million, or 17.5% primarily due to higher royalty costs in Healthcare. As a result, under ASC 605, gross margin decreased by 3.4 percentage points.

Fiscal Year 2018 compared to Fiscal Year 2017
Cost of product and licensing revenue increased by $2.3 million, or 4.4%, primarily due to higher costs related to our clinical documentation and diagnostic solutions. Gross margins increased by 0.8 percentage points, primarily due to higher margins on Dragon Medical software license revenue.
Cost of Maintenance and Support Revenue
Cost of maintenance and support revenue primarily consists of compensation for product support personnel and overhead. The following table shows cost of maintenance and support revenue, in dollars, percentage change, and as a percentage of maintenance and support revenue (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Cost of maintenance and support revenue	$33.4	$33.5	$39.2	$37.2	(14.5)%	5.6%
As a percentage of maintenance and support revenue	12.4%	13.8%	15.5%	13.9%
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of maintenance and support revenue under ASC 606 for the year ended September 30, 2019 is $0.1 million lower than the amount under ASC 605 for the same period, primarily due to the timing of recognition of third-party service costs. Under ASC 605, cost of maintenance and support revenue decreased by $5.7 million, or 14.5%, primarily due to customers' continued transition from licenses to cloud-based solutions in Healthcare. Under ASC 605, gross margins increased by 1.7 percentage points, primarily driven by higher margin on Dragon Medical maintenance and support services in Healthcare.
Fiscal Year 2018 compared to Fiscal Year 2017
Cost of maintenance and support revenue increased by $2.1 million, or 5.6%, primarily driven by higher compensation costs in Healthcare. Gross margins decreased by 1.6%, primarily due to lower margin on Dragon Medical software maintenance and support services in Healthcare.
Research and Development Expenses
Research and development ("R&D") expenses primarily consist of salaries, benefits, and overhead relating to third-party engineering costs. The following table shows research and development expenses, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Research and development expenses	$192.6	$192.8	$207.2	$189.3	(6.9)%	9.4%
As a percentage of total revenues	12.7%	12.4%	13.2%	12.8%
Fiscal Year 2019 compared to Fiscal Year 2018
R&D expenses decreased by $14.4 million, or 6.9%, primarily driven by lower compensation costs due to our recent costs saving initiatives, offset in part by our continued investment in product development and new technologies to support our long-term growth.
Fiscal Year 2018 compared to Fiscal Year 2017
R&D expenses increased by $17.9 million, or 9.4%, primarily due to higher compensation expenses as we continue to invest in product innovation and new technologies to support our long-term growth.

Sales and Marketing Expenses
Sales and marketing expenses include salaries and benefits, commissions, advertising, direct mail, public relations, tradeshow costs and other costs of marketing programs, travel expenses associated with our sales organization and overhead. The following table shows sales and marketing expenses, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Sales and marketing expenses	$274.0	$279.2	$286.6	$299.7	(2.6)%	(4.4)%
As a percentage of total revenues	18.0%	18.0%	18.3%	20.3%
Fiscal Year 2019 compared to Fiscal Year 2018
Sales and marketing expenses under ASC 606 for the year ended September 30, 2019 is $5.1 million lower than the amount under ASC 605 for the same period, primarily due to the capitalization of sales commission expenses over the period of benefit. Under ASC 605, sales and marketing expenses decreased by $7.5 million, or 2.6%, primarily driven by lower sales headcount as a result of ongoing portfolio review and optimization.
Fiscal Year 2018 compared to Fiscal Year 2017
Sales and marketing expenses decreased by $13.1 million, or 4.4%, primarily driven by lower commission expenses due to changes in our commission plans in fiscal year 2018.
General and Administrative Expenses
General and administrative expenses primarily consist of personnel costs for administration, finance, human resources, general management, fees for external professional advisers including accountants and attorneys, and provisions for doubtful accounts. The following table shows general and administrative expenses, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
General and administrative expenses	$172.6	$172.6	$213.8	$160.5	(19.3)%	33.2%
As a percentage of total revenues	11.3%	11.1%	13.6%	10.8%
Fiscal Year 2019 compared to Fiscal Year 2018
General and administrative expenses decreased by $41.2 million, or 19.3%, primarily due to higher professional service costs incurred in fiscal year 2018 related to evaluating strategic alternatives for certain businesses and legal expenses related to enforcing our intellectual property rights. Also contributing to the decrease was lower employee-related costs as a result of cost saving initiatives.
Fiscal Year 2018 compared to Fiscal Year 2017
General and administrative expenses increased by $53.3 million, or 33.2%, primarily due to professional services fees related to evaluating strategic alternatives for certain businesses and legal expenses related to enforcing our intellectual property rights.

Amortization of Intangible Assets
Amortization of acquired patents and core technology are included within cost of revenues whereas the amortization of other intangible assets, such as acquired customer relationships, trade names and trademarks, are included within operating expenses. Customer relationships are amortized on an accelerated basis based upon the pattern in which the economic benefits of the customer relationships are being realized. Other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was recorded as follows (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
Cost of revenues	$27.4	$40.2	$46.9	(31.8)%	(14.3)%
Operating expenses	54.2	65.2	87.1	(16.8)%	(25.2)%
Total amortization expense	$81.6	$105.4	$134.0	(22.6)%	(21.3)%
As a percentage of total revenues	5.4%	6.7%	9.1%
Fiscal Year 2019 compared to Fiscal Year 2018
Amortization of intangible assets expense for fiscal year 2019 decreased by $23.8 million, as certain intangible assets became fully amortized in fiscal years 2018 and 2019.
Fiscal Year 2018 compared to Fiscal Year 2017
Amortization of intangible assets expense for fiscal year 2018 decreased by $28.6 million, as certain intangible assets became fully amortized in fiscal years 2017 and 2018.
Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs, earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies. A summary of the acquisition-related costs is as follows (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
Transition and integration costs	$7.6	$14.4	$15.2	(47.6)%	(4.9)%
Professional service fees	1.9	1.0	11.9	97.4%	(91.7)%
Acquisition-related adjustments	(1.5)	(3.4)	(0.1)	(54.8)%	3,122.6%
Total acquisition-related costs, net	$8.0	$12.0	$27.0	(33.3)%	(55.6)%
As a percentage of total revenues	0.5%	0.8%	1.8%
Fiscal Year 2019 compared to Fiscal Year 2018
Acquisition-related costs, net decreased by $4.0 million, primarily due to reduced acquisition activities during fiscal year 2019.
Fiscal Year 2018 compared to Fiscal Year 2017
Acquisition-related costs, net decreased by $15.0 million, primarily due to reduced acquisition activities during fiscal year 2018.

Restructuring and Other Charges, Net
While restructuring and other charges, net are excluded from our calculation of segment profit, the table below presents the restructuring and other charges, net associated with each segment (dollars in thousands):

	Personnel	Facilities	Total Restructuring Expenses	Other Charges	Total
Fiscal Year 2019
Healthcare	$4,679	$191	4,870	$—	4,870
Enterprise	5,037	933	5,970	—	5,970
Other	1,457	337	1,794	3,306	5,100
Corporate	3,039	764	3,803	9,404	13,207
Total fiscal year 2019	$14,212	$2,225	$16,437	$12,710	$29,147

Fiscal Year 2018
Healthcare	$11,563	$25	$11,588	$—	$11,588
Enterprise	4,217	2,243	6,460	—	6,460
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$27,360	$3,868	$31,228	$21,618	$52,846

Fiscal Year 2017
Healthcare	$4,283	$870	$5,153	$8,758	$13,911
Enterprise	2,141	3,480	5,621	—	5,621
Other	2,954	(15)	2,939	10,773	13,712
Corporate	1,337	2,013	3,350	21,491	24,841
Total fiscal year 2017	$10,715	$6,348	$17,063	$41,022	$58,085
Fiscal Year 2019
For fiscal year 2019, we recorded restructuring charges of $16.4 million, which included $14.2 million related to the termination of approximately 305 employees and $2.2 million charge related to closing certain excess facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction. We expect the remaining outstanding severance of $3.6 million to be substantially paid during the first quarter of fiscal year 2020, and the remaining $3.6 million for the facilities to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2019, we recorded $9.9 million of professional services fees related to our corporate transformational efforts and $3.3 million accelerated depreciation related to our Mobile Operator Services, offset in part by a $0.5 million cash receipt from insurance claims related to the 2017 Malware Incident.
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $31.2 million, which included $27.4 million related to the termination of approximately 1,250 employees and $3.9 million charge related to closing certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO, $4.8 million professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 6.
Fiscal Year 2017
For fiscal year 2017, we recorded restructuring charges of $17.1 million, which included $10.7 million related to the termination of approximately 741 terminated employees and $6.3 million charge related to closing certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our initiatives to reduce costs and optimize processes.
Additionally, during fiscal year 2017, we recorded $8.1 million for costs related to the transition agreement of our former CEO, $18.1 million of professional services fees and $4.0 million of fixed asset and inventory write-down as a result of the 2017 Malware Incident, and an impairment charge of $10.8 million related to an internally developed software.
Impairment of Goodwill and Other Intangible Assets
As more fully described in Note 6 of the accompanying consolidated financial statements, we recorded $170.9 million impairment charges of goodwill and other intangible assets for Devices and Mobile Operator Services for fiscal year 2018. There was no impairment for goodwill or other intangible assets for fiscal year 2019.
Other Expenses, Net
Other expenses, net consists primarily of interest income, interest expense, foreign exchange gains (losses), and net gains (losses) from other non-operating activities. A summary of other income (expense), net is as follows (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
Interest income	$13.7	$9.3	$6.9	46.9%	34.7%
Interest expense	(120.1)	(137.3)	(156.9)	(12.5)%	(12.5)%
Other expense, net	(0.9)	(1.8)	(20.7)	(50.8)%	(91.5)%
Total other expenses, net	$(107.3)	$(129.7)	$(170.7)
Fiscal Year 2019 compared to Fiscal Year 2018
The decrease in interest expense was primarily due to the repurchase of $150.0 million of outstanding 5.375% Senior Notes due 2020 in September 2018, and the redemption of the $331.2 million then outstanding 2.75% Senior Convertible Debentures due in 2031 (the "2.75% 2031 Debentures") in November 2017. Additionally, in March 2019, we redeemed $300.0 million of our 5.375% Senior Notes due 2020 with the net proceeds from the sale of Imaging.
Fiscal Year 2018 compared to Fiscal Year 2017
The decrease in interest expense was primarily due to the repurchase of $331.2 million of our outstanding 2.75% 2031 Debentures in November 2017. Other expense, net decreased by $18.9 million primarily due to an $18.6 million loss on extinguishment of debt resulting from the repurchase of our 2020 Senior Notes in fiscal year 2017.
Provision (Benefit) for Income Taxes
The following table shows the provision (benefit) for income taxes and the effective income tax rate (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
Provision (benefit) for income taxes	$12.1	$(77.2)	$4.8	(115.7)%	(1,721.7)%
Effective income tax rate	(13,016.1)%	24.6%	(1.9)%
Fiscal Year 2019 compared to Fiscal Year 2018
The effective income tax rate in fiscal year 2019 differs from the U.S. federal statutory rate of 21.0% primarily due to the base erosion and anti-abuse tax ("BEAT"), and an increase in deferred tax liabilities related to goodwill. As part of the restructuring for the spin-off of our Automotive business, we recognized an $857.8 million gross U.S. capital loss with a potential tax benefit of $180.1 million. We believe that it is not more likely than not that the tax benefit from the U.S. capital loss will be realized. As a result, we recorded a full valuation allowance against the capital loss.

Provision for income taxes increased by $89.3 million in fiscal year 2019, primarily due to the deferred tax benefit of $87.1 million related to the Tax Cuts and Jobs Act ("TCJA") remeasurement of deferred tax assets and liabilities at the lower enacted rate in fiscal year 2018.
Fiscal Year 2018 compared to Fiscal Year 2017
Our effective income tax rate was 24.6% in fiscal year 2018, compared to (1.9%) in fiscal year 2017. The effective income tax rate of 24.6% in fiscal year 2018 differed from the U.S. statutory rate 24.5% primarily due to the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate, and our foreign earnings being subject to lower tax rates, offset by in part by additional valuation allowance related to current period losses, and the tax effect of goodwill impairment charges that are not deductible. The effective tax rate of (1.9%) in fiscal year 2017 differed from the U.S. statutory rate of 35.0% primarily due to additional valuation allowance related to current period losses in the United States and an increase in deferred tax liabilities related to goodwill, partially offset by our earnings in foreign operations that are subject to significantly lower tax rates than the U.S. statutory tax rate.
Provision for income taxes decreased by $81.9 million in fiscal year 2018, primarily due to the lower valuation allowance provided related to the losses incurred for the current fiscal year, the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate in fiscal year 2018, offset in part by fiscal year 2018 tax effect of goodwill impairment charges that are not deductible, and the provision for the deemed repatriation of foreign cash and earnings.
Net Income from Discontinued Operations
As more fully described in Note 4 to the accompanying consolidated financial statements, on October 1, 2019, we completed the previously announced spin-off of our Automotive business as an independent public company, and on November, 11 2018. we entered into a definitive sale agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. That transaction closed on February 1, 2019. The historical results of our Automotive and Imaging businesses have been included within discontinued operations for all the historical periods presented.

SEGMENT ANALYSIS
For further details of financial information about our operating segments, see Note 22 to the accompanying consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The following table presents certain financial information about our operating segments (dollars in millions):

	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017	% Change 2019 vs. 2018	% Change 2018 vs. 2017
	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)	(ASC 605)
Segment Revenues (a)
Healthcare	$950.6	$984.4	$984.8	$899.3	—%	9.5%
Enterprise	510.8	507.4	483.2	474.3	5.0%	1.9%
Other	61.5	61.8	109.1	133.8	(43.3)%	(18.5)%
Total segment revenues	1,522.8	1,553.6	1,577.1	1,507.4	(1.5)%	4.6%
Less: acquisition related revenue adjustments	(1.5)	(2.6)	(9.5)	(27.7)	(72.6)%	(65.8)%
Total revenues	$1,521.3	$1,551.0	$1,567.6	$1,479.7	(1.1)%	5.9%
Segment Profit
Healthcare	$333.5	$360.5	$322.7	$254.8	11.7%	26.6%
Enterprise	131.2	131.6	130.2	126.1	1.1%	3.2%
Other	19.6	20.1	24.2	38.3	(17.0)%	(36.9)%
Total segment profit	$484.3	$512.2	$477.0	$419.2	7.4%	13.8%
Segment Profit Margin
Healthcare	35.1%	36.6%	32.8%	28.3%	3.9%	4.4%
Enterprise	25.7%	25.9%	26.9%	26.6%	(1.0)%	0.4%
Other	31.7%	32.4%	22.1%	28.6%	10.3%	(6.5)%
Total segment profit margin	31.8%	33.0%	30.2%	27.8%	2.7%	2.4%

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

Segment Revenues
Fiscal Year 2019 compared to Fiscal Year 2018

•
Healthcare segment revenue for fiscal year 2019 reflected the up-front recognition of term license revenue from Clintegrity, Dragon Medical, and Diagnostic solutions under ASC 606. Under ASC 605, Healthcare segment revenue decreased by $0.4 million, or relatively flat, primarily driven by:

•
Revenue from Dragon Medical cloud offerings increased by $74.6 million, or 54.0%, to $212.7 million for fiscal year 2019 from $138.1 million for fiscal year 2018, primarily due to the continued market penetration and customer transition to our cloud-based offering.

•
Revenue from transcription services decreased by $43.0 million, or 16.3%, to $220.5 million for fiscal year 2019 from $263.5 million for fiscal year 2018, primarily due to the continued erosion of our medical transcription services revenue and customer's transition to Dragon Medical cloud-based software.

•
Professional services revenue decreased by $59.1 million or 40.8%, to $85.8 million for fiscal year 2019 from $144.9 million for fiscal year 2018, primarily driven by lower revenue from EHR implementation and optimization services.

•
Enterprise segment revenue for fiscal year 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices, and the up-front recognition of term license revenue and related costs under ASC 606. Under ASC 605, Enterprise segment revenue increased by $24.2 million, or 5.0%, primarily due to the growth in our omni-channel hosting solutions.

•
Other segment revenue for fiscal year 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices under ASC 606. Under ASC 605, Other segment revenue decreased by $47.3 million, or 43.3%, primarily due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019.

Fiscal Year 2018 compared to Fiscal Year 2017

•	Healthcare segment revenues increased by $85.5 million, or 9.5%, primarily driven by:

•
Revenue from Dragon Medical cloud offerings increased by $74.0 million, or 115.5%, to $138.1 million for fiscal year 2018 from $64.1 million for fiscal year 2017, primarily due to the continued market penetration and customer transition to our cloud-based offering, as well as the revenue loss in fiscal year 2017 due to the Malware Incident.

•
Revenue from transcription services decreased by $50.6 million, or 16.1%, to $263.5 million for fiscal year 2018 from $314.1 million for fiscal year 2017, primarily due to the continued erosion of our medical transcription services revenue and customer's transition to Dragon Medical cloud-based software.

•
Professional services revenue increased by $49.0 million or 51.0%, to $144.9 million for fiscal year 2018 from $96.0 million for fiscal year 2017, primarily driven by higher revenue from EHR implementation and optimization services.

•
Enterprise segment revenues increased by $8.9 million, or 1.9%, during fiscal year 2018 primarily due to higher contact center license and services revenue, offset in part by lower revenue from our inbound and outbound on-demand solutions.

•
Other segment revenue decreased by $24.7 million, or 18.5%, primarily due to the accelerated declines in both SRS and Devices businesses during fiscal year 2018. The decline in SRS was primarily due to the recent market disruptions in India and Brazil. These markets have experienced a dramatic recent disruption as a result of accelerated change in competition and business models for our SRS mobile operator customers, which has reduced demand for our services. The decline in our Devices business was primarily due to the ongoing consolidation of our handset manufacturer customer base, as well as continued erosion of our penetration of the remaining market. As more fully described in Note 4 to the accompanying consolidated financial statements, during the fourth quarter of fiscal year 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.

Segment Profit
Fiscal Year 2019 compared to Fiscal Year 2018

•
Healthcare segment profit for the year ended September 30, 2019 reflected the upfront recognition of term license revenue and related costs for Clintegrity, Dragon Medical, and Diagnostic solutions under ASC 606. Under ASC 605, Healthcare segment profit increased by $37.8 million, or 11.7%, primarily due to higher gross margin. The gross margin improvement was primarily due to a favorable shift in mix to higher margin Dragon Medical cloud-based solution from lower margin medical transcription services, and lower revenue from EHR implementation and optimization services which carried lower margins. As a result, segment profit margin under ASC 605 increased by 3.9 percentage points to 36.6%.

•
Enterprise segment profit for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices and the up-front recognition of term license revenue and related costs under ASC 606. Under ASC 605, Enterprise segment profit increased by $1.4 million, or 1.1%, primarily due to higher segment revenue and lower sales and marketing expense, offset in part by lower gross margin. Gross margin decline was primarily due to lower licensing revenue, which carries higher margins. The decrease in sales and marketing expenses was primarily due to lower compensation expenses. As a result, segment profit margin under ASC 605 decreased by 1.0 percentage points to 25.9%.

•
Other segment profit for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices and the upfront recognition of term license costs under ASC 606. Under ASC 605, Other segment profit decreased by $4.1 million, or 17.0%, primarily driven by our costs saving initiatives related to the wind-down of our Devices and Mobile Operator Services businesses, offset in part by lower segment revenue.

Fiscal Year 2018 compared to Fiscal Year 2017

•
Healthcare segment profit increased by $68.8 million, or 26.6%, primarily due to higher segment revenue and higher gross margin. Healthcare operating results for fiscal year 2017 was negatively impacted by the 2017 Malware Incident. The gross margin for fiscal year 2018 reflected a favorable shift in revenue mix towards higher margin Dragon Medical cloud-based offerings, offset in part by the increase in EHR implementation and optimization services which carried lower margins. As a result, segment profit margin increased by 4.4 percentage points, to 32.8% for fiscal year 2018.

•
Enterprise segment profit increased by $4.1 million, or 3.2%, primarily due to higher segment revenue, offset in part by lower gross margin. The lower gross margin was primarily due to higher infrastructure costs and increased headcount to support future growth. As a result, segment profit margin increased by 0.5 percentage points to 26.9% for fiscal year 2018 from 26.6% for fiscal year 2017.

•
Other segment profit decreased by $14.1 million, or 36.9%, primarily due to lower revenue and the margin compression in SRS and Devices. Segment profit margin declined primarily due to lower revenues and relatively fixed costs and expenses structure. As more fully described in Note 4 to the accompanying consolidated financial statements, during the fourth quarter of fiscal 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
We had cash and cash equivalents and marketable securities of $764.8 million as of September 30, 2019, an increase of $291.3 million from $473.5 million as of September 30, 2018. Our working capital, defined as total current assets for continuing operations less total current operating liabilities of continuing operations, was $591.3 million as of September 30, 2019, compared to $235.9 million as of September 30, 2018. The increase in our working capital was primarily due to the proceeds from the sale of Imaging and the adoption of ASC 606. We had $236.6 million available for borrowing under our revolving credit facility as of September 30, 2019. We believe that our existing sources of liquidity are sufficient to support our operating needs, capital requirements and any debt service requirements for the next twelve months.
Cash and cash equivalents and marketable securities held by our international operations totaled $135.9 million as of September 30, 2019 and $112.8 million as of September 30, 2018. We utilize a variety of financing strategies to ensure that our worldwide cash is available to meet our liquidity needs. We expect the cash held overseas to be permanently invested in our international operations, and our U.S. operation to be funded through its own operating cash flows, cash and marketable securities within the U.S., and if necessary, borrowing under our revolving credit facility.
Imaging Sale and Automotive Spin-Off
On February 1, 2019, we completed the sale of our Imaging business and received approximately $400 million in cash, after estimated transaction expenses, and subject to post-closing finalization of the adjustments set forth in the Agreement. As a result, we recorded a gain of $102.4 million, which is included within net income from discontinued operations. There are a number of working capital and other adjustments under the Agreement and related ancillary agreements. The post-closing adjustments under the Agreement did not have a material impact on our consolidated financial statements. Additionally, in March 2019, we redeemed $300.0 million of our 5.375% Senior Notes due 2020 with the net proceeds from the sale.
On November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. The spin-off was completed on October 1, 2019.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30 2019, the net carrying amounts of the convertible notes were included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amounts of the convertible notes were reclassified back to long-term debt in the first quarter of fiscal year 2020.
Additionally, on August 30, 2019, we issued a conditional notice of full redemption pursuant to the indenture governing our 2024 Senior Notes, which was conditioned upon the incurrence of indebtedness by Cerence. On October 1, 2019, we redeemed all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million. As a result of the redemption, we recorded a $15.0 million loss on extinguishment of debt for the first quarter of fiscal year 2020, including a $13.5 million redemption premium and a $1.5 million write-off of unamortized debt issuance costs.
Net Cash Provided by Operating Activities
Fiscal Year 2019 compared to Fiscal Year 2018
Cash provided by operating activities for fiscal year 2019 was $401.4 million, a decrease of $43.1 million from $444.4 million for fiscal year 2018. The net decrease was primarily due to:

•
A decrease of $43.3 million from changes in deferred revenue. Deferred revenue had a positive effect of $4.2 million on operating cash flows for fiscal year 2019, as compared to $47.5 million for fiscal year 2018, primarily due to the ASC 606 implementation using the modified retrospective approach in the current period;

•	A decrease of $106.7 million in operating cash flows from discontinued operations; offset in part by,

•	An increase of $87.5 million due to higher income before non-cash charges;

•	An increase of $19.4 million due to favorable changes in working capital, primarily due to the timing of cash payments.
Fiscal Year 2018 compared to Fiscal Year 2017
Cash provided by operating activities for fiscal year 2018 was $444.4 million, an increase of $65.6 million from $378.9 million for fiscal year 2017. The net increase was primarily due to:

•
An increase of cash inflows of $51.5 million from deferred revenue. Deferred revenue contributed cash inflow of $47.5 million in fiscal year 2018, as compared to cash outflows of $4.0 million in fiscal year 2017, primarily driven by bundled offerings within our Healthcare segment;

•	An increase of $26.6 million due to higher net income before non-cash charges; offset in part by,

•	A decrease of $9.3 million in operating cash flows from discontinued operations; and,

•	A decrease of $3.2 million driven by unfavorable changes in working capital excluding deferred revenue, primarily due to the timing of billing and collections.
Net Cash Provided by (Used in) Investing Activities
Fiscal Year 2019 compared to Fiscal Year 2018
Cash provided by investing activities for fiscal year 2019 was $296.0 million, an increase of $333.3 million from $37.3 million cash used for fiscal year 2018. The net increase was primarily due to:

•	Net proceeds of $407.0 million from the dispositions of businesses, net of transaction fees;

•	A decrease of $89.3 million in payments for business and asset acquisitions;

•	A decrease of $4.7 million in capital expenditures; offset in part by

•	A decrease of $167.7 million in net proceeds from the sale and purchase of marketable securities and other investments.
Fiscal Year 2018 compared to Fiscal Year 2017
Cash used in investing activities for fiscal year 2018 was $37.3 million, a decrease of $296.9 million from cash used in investing activities of $334.2 million for fiscal year 2017. The net decrease was primarily due to:

•	An increase of $280.3 million in net proceeds from the sale and purchase of marketable securities and other investments; and

•	A decrease of $13.0 million in capital expenditures.
Net Cash (Used in) Provided by Financing Activities
Fiscal Year 2019 compared to Fiscal Year 2018
Cash used in financing activities for fiscal year 2019 was $452.0 million, a decrease of $228.3 million from $680.3 million for fiscal year 2018. The net decrease was primarily due to:

•
A decrease of $181.2 million in repayment and redemption of debt. During fiscal year 2019, we redeemed $300.0 million in aggregate principal of our 5.375% Senior Notes due 2020 with the net proceeds from the sale of Imaging. During fiscal year 2018, we redeemed approximately $331.2 million in aggregate principal of the 2.75% 2031 Debentures, and repurchased $150.0 million in aggregate principal amount of our 2020 Senior Notes.

•	A decrease of $24.8 million related to acquisition payments with extended payment terms;

•	A decrease of $6.0 million related to payments for taxes related to net share settlement of equity awards;

•	A decrease of $9.2 million for share repurchases; offset in part by,

•	An increase of $9.9 million due to the proceeds from sale of noncontrolling interests in a subsidiary.
Fiscal Year 2018 compared to Fiscal Year 2017
Cash used in financing activities for fiscal year 2018 was $680.3 million, an increase of $747.4 million, or 1,115%, from cash provided by financing activities of $67.1 million for fiscal year 2017. The net increase was primarily due to:

•
A decrease in cash inflows of $837.5 million from debt issuance. During fiscal year 2017, the cash inflows from debt activities includes $495.0 million net proceeds from the issuance of 5.625% Senior Notes due 2026; and $343.6 million net proceeds from the issuance of our 1.25% 2025 Convertible Debentures;

•	An increase in cash outflows of $37.0 million related to share repurchases; and

•	An increase in cash outflows of $24.8 million related to acquisition payments with extended payment terms, offset in part by,

•
A decrease in cash outflows of $152.9 million from the redemption and repayment of debt. During fiscal year 2018, we redeemed approximately $331.2 million in aggregate principal of the 2.75% 2031 Debentures, and repurchased $150.0 million in aggregate principal of our 2020 Senior Notes. During fiscal year 2017, we repurchased $600.0 million in aggregate principal of our 2020 Senior Notes and $17.8 million in aggregate principal of our 2031 Convertible Debentures.

Debt
For a detailed description of the terms and restrictions of the debt and revolving credit facility, see Note 10 to the accompanying consolidated financial statements.
We expect to incur cash interest payment of $49.0 million in fiscal year 2020, based on the outstanding balance as of September 30, 2019, giving effect to the redemption of the 2024 Senior Notes discussed above. We expect to fund our debt service requirements through existing sources of liquidity and our operating cash flows.
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors.
We repurchased 8.2 million shares, 9.7 million shares and 5.8 million shares for $126.9 million, $136.1 million and $99.1 million during the fiscal years ended September 30, 2019, 2018 and 2017, respectively, under the program. Since the commencement of the program, we have repurchased 64.3 million shares for $1,070.0 million. Approximately $430.4 million remained available for share repurchases as of September 30, 2019 pursuant to our share repurchase program.

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments
Contractual Obligations
The following table outlines our contractual payment obligations for continuing operations as of September 30, 2019 (dollars in millions):

	Payments Due by Fiscal Year Ended September 30,
Contractual Obligations	Total	2020	2021 and 2022	2023 and 2024	Thereafter
Convertible Debentures (1)	$1,337.0	$—	$310.5	$676.5	$350.0
Senior Notes (2)	800.0	—	—	300.0	500.0
Interest payable on long-term debt (3)	344.0	62.5	120.2	98.2	63.1
Letter of Credit (4)	5.9	5.9	—	—	—
Lease obligations and other liabilities:
Operating leases (5)	145.8	28.8	44.0	25.6	47.4
Operating leases under restructuring	16.7	5.0	4.6	3.9	3.2
Purchase commitments for inventory, property and equipment (6)	45.3	34.5	10.8	—	—
Total contractual cash obligations	$2,694.7	$136.7	$490.1	$1,104.2	$963.7

(1)
The repayment schedule above assumes that payment is due on the first mandatory redemption date after September 30, 2019. As more fully described below, as of September 30, 2019, the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As a result, the net carrying amounts of our convertible notes were included in current liabilities as of September 30, 2019. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amounts of the convertible notes were reclassified back to long-term debt.

(2)
The repayment schedule reflects all the senior notes outstanding as of September 30, 2019. As more fully described below, on October 1, 2019, we redeemed all of the $300 million outstanding principal of the 2024 Senior Notes.

(3)
Interest per annum is due and payable semi-annually and is determined based on the outstanding principal as of September 30, 2019, the stated interest rate of each debt instrument and the assumed redemption dates discussed above.

(4)	Letters of Credit are in place primarily to secure future operating lease payments.

(5)
Obligations include contractual lease commitments related to facilities that have subsequently been subleased. As of September 30, 2019, we have subleased certain facilities with total sublease income of $15.2 million through fiscal year 2027.

(6)	These amounts include non-cancelable purchase commitments for property and equipment as well as inventory in the normal course of business to fulfill customer backlog.
As of September 30, 2019, $24.1 million of the unrecognized tax benefits, if recognized, would impact our effective income tax rate. In fiscal year 2019, there was an increase in unrecognized tax benefits of $58.9 million related to intangible property transfers. Within the next 12 months, we expect the unrecognized tax benefits to decrease by $56.6 million as it is transferred to Cerence as part of the spin-off on October 1, 2019. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes of $1.4 million, $0.8 million, and $1.5 million during fiscal years 2019, 2018, and 2017, respectively. We recorded interest and penalties of $8.9 million and $7.5 million as of September 30, 2019 and 2018, respectively.
Contingent Liabilities and Commitments
Certain acquisition payments to selling stockholders were contingent upon the achievement of pre-determined performance targets over a period of time after the acquisition. Such contingent payments were recorded at estimated fair values upon the acquisition and re-measured in subsequent reporting periods. As of September 30, 2019, we may be required to pay the selling stockholders up to $4.8 million contingent upon achieving specified performance goals, including the achievement of future bookings and sales targets related to the products of the acquired entities. In addition, certain deferred compensation payments to selling stockholders contingent upon their continued employment after the acquisition were recorded as compensation expense over the requisite service period. Additionally, as of September 30, 2019, the remaining deferred payment obligations of $18.1 million to certain former stockholders, which are contingent upon their continued employment, will be recognized ratably as compensation expense over the remaining requisite service periods.
Financial Instruments
We use financial instruments to manage our foreign exchange risk. We operate our business in countries throughout the world and transact business in various foreign currencies. Our foreign currency exposures typically arise from transactions denominated in currencies other than the functional currency of our operations. We have a program that primarily utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. Our program is designed so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transactions. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. At September 30, 2019 and 2018, we had outstanding contracts with a total notional value of $189.6 million and $117.1 million, respectively.
Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by certain of our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our total defined benefit plan pension (income) expense was $(0.5) million and $(0.1) million for fiscal years 2019 and 2018, respectively. The total pension expense for 2017 was de minimis. The aggregate projected benefit obligation as of September 30, 2019 and September 30, 2018 was $35.2 million and $30.7 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2019 and September 30, 2018 was $12.6 million and $7.9 million, respectively.
Off-Balance Sheet Arrangements
Through September 30, 2019, we have not entered into any off-balance sheet arrangements or material transactions with unconsolidated entities or other persons.
CRITICAL ACCOUNTING POLICIES, JUDGMENTS, AND ESTIMATES
The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition; allowance for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. Our management bases its estimates on historical experience, market participant fair value considerations, projected future cash flows and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.
We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.
Revenue Recognition
We derive revenue from the following sources: (1) hosting services, (2) software licenses, including royalties, (3) M&S, (4) professional services, and (5) sale of hardware. Revenue is reported net of applicable sales and use tax, value-added tax and other transaction taxes imposed on the related transaction including mandatory government charges that are passed through to our customers. We account for a contract when both parties have approved and committed to the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectibility of the consideration is probable.
The majority of our arrangements with customers typically contain multiple products and services. We account for individual products and services separately if they are distinct--that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
In fiscal year 2019, we implemented ASC 606 using the modified retrospective approach, which requires the results for the current reporting periods be presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies in accordance with ASC 605, with a cumulative adjustment recorded to accumulated deficit. We currently recognize revenue after applying the following five steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract, including whether they are distinct within the context of the contract;

•	determination of the transaction price, including the constraint on variable consideration;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, performance obligations are satisfied.
We allocate the transaction price of the arrangement based on the relative estimated standalone selling price ("SSP") of each distinct performance obligation. In determining SSP, we maximize observable inputs and consider a number of data points, including:

•	the pricing of standalone sales (in the instances where available);

•	the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;

•	contractually stated prices for deliverables that are intended to be sold on a standalone basis; and

•	other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.
We only include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which we estimate based on historical return experience and other relevant factors, and record a reduction to revenue and accounts receivable. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
We assess the timing of the transfer of products or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. In accordance with the practical expedient in ASC 606-10-32-18, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set-up fees nor other upfront fees paid by our customers to represent a financing component.
Certain products are sold through distributors or resellers. Certain distributors and resellers have been granted right of return and selling incentives which are accounted for as variable consideration when estimating the amount of revenue to be recognized. Returns and credits are estimated at the contract inception and updated at the end of each reporting period as additional information becomes available. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate the variable consideration associated with this group of customers.
Reimbursements for out-of-pocket costs generally include, but are not limited to, costs related to transportation, lodging and meals. Revenue from reimbursed out-of-pocket costs is accounted for as variable consideration.
Shipping and handling activities are not considered a contract performance obligation. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.
Performance Obligations
Hosting
Hosting services, which allow our customers to use the hosted software over the contract period without taking possession of the software, are provided on a usage basis as consumed or on a fixed fee subscription basis. Our hosting contract terms generally range from one to five years.
As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, we have determined that our hosting services arrangements are a single performance obligation comprised of a series of distinct services. These services include variable consideration, which is typically a function of usage. We recognize revenue as each distinct service period is performed (i.e., recognized as incurred).
Subscription basis revenue represents a single promise to stand-ready to provide access to our hosting services. Revenue is recognized over time on a ratable basis over the hosting contract term, which generally ranges from one to five years.
Software Licenses
On-premise software licenses sold with non-distinct professional services to customize and/or integrate the underlying software are accounted for as a combined performance obligation. Revenue from the combined performance obligation is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Revenue from distinct on-premise software licenses, which do not require professional services to customize and/or integrate the software license, is recognized at the point in time when the software is made available to the customer and control is transferred.
Revenue from software licenses sold on a royalty basis, where the license of intellectual property is the predominant item to which the royalty relates, is recognized in the period the usage occurs in accordance with the practical expedient in ASC 606-10-55-65(A).
Maintenance and Support
Our M&S contracts generally include telephone support and the right to receive unspecified upgrades and updates on a when-and-if available basis. M&S revenue is recognized over time on a ratable basis over the contract period because we transfer control evenly by providing a stand-ready service.
Professional Services
Revenue from distinct professional services, including training, is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Hardware
Hardware revenue is recognized at the point in time when control is transferred to the customer, which is typically upon delivery.
Significant Judgments
Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Our license contracts often include professional services to customize and/or integrate the licenses into the customer’s environment. Judgment is required to determine whether the license is considered distinct and accounted for separately, or not distinct and accounted for together with professional services.
Judgments are required to determine the SSP for each distinct performance obligation. When SSP is directly observable, we estimate SSP based upon the historical transaction prices, adjusted for geographic considerations, customer classes, and customer relationship profiles. In instances where SSP is not directly observable, we determine SSP using information that may include market conditions and other observable inputs. We may have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining SSP. Determining SSP for performance obligations which we never sell separately also requires significant judgment. In estimating the SSP, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
From time to time, we may enter into arrangements with third party suppliers to resell products or services. In such cases, we evaluate whether we are the principal (i.e. report revenues on a gross basis) or agent (i.e. report revenues on a net basis). In doing so, we first evaluate whether we control the good or service before it is transferred to the customer. If we control the good or service before it is transferred to the customer, we are the principal; if not, we are the agent. Generally, we control a promised good or service before transferring that good or service to the customer and act as the principal to the transaction. Determining whether we control the good or service before it is transferred to the customer may require judgment.
Goodwill Impairment Analysis
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. In fiscal year 2017, we elected to early adopt ASU 2017-04, “Simplifying the Test for Goodwill Impairment” for its annual goodwill impairment test. ASU 2017-04 removes Step 2 of the goodwill impairment test requiring a hypothetical purchase price allocation. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There was no goodwill impairment for fiscal year 2019. See Note 6 to the accompanying consolidated financial statements for the impairment charges recorded in fiscal year 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.
Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’s revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Intangible Assets and long-lived Asset groups
Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite-lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. See Note 6 for the impairment charges recorded in fiscal year 2018.
Income Taxes
Deferred Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. As the income tax returns are not due and filed until after the completion of our annual financial reporting requirements, the amounts recorded for the current period reflect estimates for the tax-based activity for the period. In addition, estimates are often required with respect to, among other things, the appropriate state and foreign income tax rates to use, the potential utilization of operating loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. Tax laws and tax rates vary substantially in these jurisdictions, and are subject to change given the political and economic climate. We report and pay income tax based on operational results and applicable law. Our tax provision contemplates tax rates currently in effect to determine both our current and deferred tax provisions.
Any significant fluctuation in rates or changes in tax laws could cause our estimates of taxes we anticipate either paying or recovering in the future to change. Such changes could lead to either increases or decreases in our effective tax rate.
We have historically estimated the future tax consequence of certain items, including bad debts, inventory valuation, and accruals that cannot be deducted for income tax purposes until such expenses are paid or the related assets are disposed. We believe the procedures and estimates used in our accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. With respect to earnings expected to be indefinitely reinvested offshore, we do not accrue tax for the repatriation of such foreign earnings.

Valuation Allowance
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.
As of September 30, 2019, we have $303.4 million of valuation allowances recorded against all U.S. deferred tax assets and certain foreign deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which the remaining valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.
Uncertain Tax Positions
We operate in multiple jurisdictions through wholly-owned subsidiaries and our global structure is complex. The estimates of our uncertain tax positions involve judgments and assessment of the potential tax implications related to legal entity restructuring, intercompany transfer and acquisition or divestiture. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
Our tax positions are subject to audit by taxing authorities across multiple global jurisdictions and the resolution of such audits may span multiple years. Tax law is complex and often subject to varied interpretations, accordingly, the ultimate outcome with respect to taxes we may owe may differ from the amounts recognized.
RECENTLY ADOPTED ACCOUNTING STANDARDS
See Note 2 to the accompanying consolidated financial statements for a description of recently adopted accounting standards.
ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED
See Note 2 to the accompanying consolidated financial statements for a description of certain issued accounting standards that have not been adopted and may impact our financial statements in future reporting periods.
Item 7A.Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk from changes in foreign currency exchange rates, interest rates and equity prices which could affect operating results, financial position and cash flows. We manage our exposure to these market risks through our regular operating and financing activities and, when appropriate, through the use of derivative financial instruments.
Exchange Rate Sensitivity
We are exposed to changes in foreign currency exchange rates. Any foreign currency transaction, defined as a transaction denominated in a currency other than the local functional currency, will be reported in the functional currency at the applicable exchange rate in effect at the time of the transaction. A change in the value of the functional currency compared to the foreign currency of the transaction will have either a positive or negative impact on our financial position and results of operations.
Assets and liabilities of our foreign entities are translated into U.S. dollars at exchange rates in effect at the balance sheet date and income and expense items are translated at average rates for the applicable period. Therefore, the change in the value of the U.S. dollar compared to foreign currencies will have either a positive or negative effect on our financial position and results of operations. Historically, our primary exposure has related to transactions denominated in the euro, British pound, Brazilian real, Canadian dollar, Japanese yen, and Indian rupee.
Periodically, we enter into forward exchange contracts to hedge against foreign exchange rate fluctuations. As of September 30, 2019, we had not designated any contracts as fair value or cash flow hedges. The contracts generally have a maturity of less than 90 days. As of September 30, 2019, the notional contract amount of outstanding foreign currency exchange contracts was $189.6 million.
Interest Rate Sensitivity

We are exposed to interest rate risk as a result of our cash and cash equivalents and marketable securities.
At September 30, 2019, we held approximately $764.8 million of cash and cash equivalents and marketable securities consisting of cash, money-market funds, bank deposits and a separately managed investment portfolio. Assuming a one percentage point increase in interest rates, our interest income on our investments classified as cash and cash equivalents and marketable securities would increase by approximately $7.6 million per annum, based on the September 30, 2019 reported balances of our investment accounts.
At September 30, 2019, we had no outstanding debt exposed to variable interest rates.
Convertible Debentures
The fair values of our convertible debentures are dependent on the price and volatility of our common stock as well as movements in interest rates. The fair market values of these debentures will generally increase as the market price of our common stock increases and will decrease as the market price of our common stock decreases. The fair market values of these debentures will generally increase as interest rates fall and decrease as interest rates rise. The market value and interest rate changes affect the fair market values of these debentures, but do not impact our financial position, results of operations or cash flows due to the fixed nature of the debt obligations. However, increases in the value of our common stock above the stated trigger price for each issuance for a specified period of time may provide the holders of these debentures the right to convert each bond using a conversion ratio and payment method as defined in the debenture agreement.
The following tables summarizes the fair value and conversion value of our convertible debentures, and the estimated increase in the fair value and conversion value with a hypothetical 10% increase in the stock price of $16.31 as of September 30, 2019 (dollars in millions):

	September 30, 2019
	Fair value	Conversion value	Increase to fair value	Increase to conversion value
2.75% 2031 Debentures	$45.2	$23.5	$0.6	$2.4
1.5% 2035 Debentures	$264.8	$185.1	$5.0	$18.5
1.0% 2035 Debentures	$641.8	$405.3	$12.5	$40.5
1.25% 2025 Debentures	$346.9	$256.9	$18.7	$25.7

Item 8.	Financial Statements and Supplementary Data
Nuance Communications, Inc. Consolidated Financial Statements

NUANCE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Nuance Communications, Inc.
Boston, MA
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc. (the “Company”) and subsidiaries as of September 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at September 30, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of September 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated November 26, 2019 expressed an unqualified opinion thereon.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenues and certain contract costs in fiscal 2019 due to the adoption of Accounting Standards Update 2014-09, "Revenue from Contracts with Customers" ("ASC 606").
Auto Segment Spin-off
As discussed in Note 23 to the consolidated financial statements, on October 1, 2019, the Company completed the spin-off of its Auto segment (now known as Cerence Inc.) through the distribution of the shares of Cerence Inc. to the Company’s shareholders. The operating results of Cerence, Inc. and its subsidiaries will be reclassified as discontinued operations in the quarter ending December 31, 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or were required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Adoption of ASC 606 Revenue from Contracts with Customers
As described in Note 2 to the Company’s consolidated financial statements, the Company adopted ASC 606 on October 1, 2018 using the modified retrospective approach with a cumulative adjustment to retained earnings. Upon adoption on October 1, 2018, the Company recorded a decrease to the accumulated deficit of approximately $233 million, net of tax.
We identified the adoption of ASC 606 as a critical audit matter. The Company’s processes related to the adoption of ASC 606 included the following: (i) evaluating the new accounting standard and establishing new policies and practices, (ii) identifying and evaluating completeness and accuracy of relevant historical data for open contracts at the date of adoption, (iii) implementing and configuring the new revenue management system including relevant controls and testing the related inputs and outputs from the system, (iv) analyzing historical data using the new revenue management system, and (v) recording the impact of the adoption. Auditing the Company’s adoption was challenging and complex due to the effort required to analyze the effect of ASC 606 on the Company’s significant number of open revenue contracts upon adoption as part of the Company’s implementation using the modified retrospective approach.
The primary procedures we performed to address this critical audit matter included:

•
Evaluating the design and testing operating effectiveness of controls relating to management’s adoption of ASC 606 including controls over: (i) evaluating the impact of the new accounting standard, (ii) evaluating the completeness and accuracy of relevant historical data for open contracts at the date of adoption, (iii) assessing the results and recording the impact of the adoption, and (iv) evaluating the design and testing the operating effectiveness of certain IT general controls relating to management’s implementation of the new revenue management system.

•
Evaluating management’s accounting policies and practices, including the reasonableness of management’s judgments and assumptions related to: (i) evaluation of performance obligations and whether they are distinct or non-distinct, (ii) consideration of income tax implications, and (iii) capitalization of contract costs including commissions.

•	Utilizing BDO technical specialists to assist in evaluating the technical merits of management’s accounting policies used as a basis of management’s ASC 606 adoption.

•	Testing of a sample of revenue contracts and underlying order documents recorded by management to evaluate proper processing within the new revenue management system.

•	Testing the completeness and accuracy of relevant inputs and outputs used in the adoption of ASC 606, identification of performance obligations and determination of standalone selling prices.
Determination of Distinct Performance Obligations in Customer Revenue Contracts
As described in Note 2 to the Company’s consolidated financial statements, the Company adopted ASC 606 on October 1, 2018. The Company derives revenue from the following sources: (i) hosting services, (ii) software licenses, including royalties, (iii) M&S, (iv) professional services, and (v) sale of hardware. The Company enters into contracts with its customers, which frequently contain multiple performance obligations. The Company accounts for individual products and services separately if they are distinct, that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
We identified the determination of distinct performance obligations as a critical audit matter. Significant judgment can be required to determine the performance obligations in a contract and whether they are distinct. Auditing these aspects involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters.
The primary procedures we performed to address this critical audit matter included:

•	Evaluating the design and testing operating effectiveness of certain controls relating to management’s identification and assessment of distinct performance obligations in customer revenue contracts.

•
Evaluating management’s accounting policies and practices including the reasonableness of management’s judgments and assumptions relating to the evaluation of performance obligations and whether they are distinct or non-distinct.

•	Testing a sample of revenue contracts and underlying order documents to evaluate management’s identification of distinct performance obligations in revenue contracts.
Uncertain Tax Positions
As described in Note 20 to the Company’s consolidated financial statements, the Company’s total uncertain tax positions (“UTPs”) for the fiscal year ended September 30, 2019 were $24.1 million. The Company operates in multiple jurisdictions through its wholly-owned subsidiaries and its global structure is complex. The Company’s tax positions are subject to audit by taxing authorities across multiple global jurisdictions and the resolution of such audits may span multiple years. Tax law is complex and often subject to varied interpretations, accordingly, the ultimate outcome with respect to taxes the Company may owe may differ from the amounts recognized.
We identified the assessment of uncertain tax positions as a critical audit matter. The Company’s tax provision processes related to the UTPs involved significant management judgment in the assessment of the potential tax implications related to legal entity restructuring, intercompany transfers and acquisition or divestiture. Auditing these aspects involved especially challenging auditor judgment due to the nature and extent of auditor judgement required in evaluating the Company’s interpretation of, and compliance with global tax laws across its multiple subsidiaries, including the extent of specialized skill or knowledge needed.
The primary procedures we performed to address this critical audit matter included:

•
Evaluating the design and testing the operating effectiveness of controls relating to management’s assessment of: (i) completeness and accuracy of the identified uncertain tax positions, (ii) evaluation of the technical merits of positions, and (iii) reasonableness of assumptions used in the determinations.

•	Evaluating management’s judgments and assessing the reasonableness of assumptions used in determining the units of account, recognition, measurement, and technical merits of UTPs.

•
Assessing management’s application of new and updated regulatory and legislative guidance in various jurisdictions and evaluating implications on the Company’s UTPs due to changes in legal structure of certain subsidiaries.

•
Utilizing BDO Tax and valuation specialists to assist in evaluating technical merits, reasonableness of management’s judgments and assumptions used in UTPs calculations and the overall reasonableness of conclusions reached.

/s/ BDO USA, LLP
BDO USA, LLP

BDO USA, LLP
Boston, MA
November 26, 2019 (except for the matter discussed in Note 4 and Note 23, as to which the date is March 20, 2020)
We have served as the Company's auditor since 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Nuance Communications, Inc.
Burlington, Massachusetts
Opinion on Internal Control over Financial Reporting
We have audited Nuance Communication, Inc.’s (the “Company’s”) internal control over financial reporting as of September 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2019 based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of September 30, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2019, and the related notes and our report dated November 26, 2019 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP
BDO USA, LLP

Boston, MA
November 26, 2019

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2019	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
	(In thousands, except per share amounts)
Revenues:
Hosting and professional services	$913,643	$940,044	$871,225
Product and licensing	338,693	375,230	341,392
Maintenance and support	268,935	252,326	267,113
Total revenues	1,521,271	1,567,600	1,479,730
Cost of revenues:
Hosting and professional services	551,419	608,286	596,649
Product and licensing	71,280	55,670	53,338
Maintenance and support	33,369	39,228	37,160
Amortization of intangible assets	27,416	40,218	46,913
Total cost of revenues	683,484	743,402	734,060
Gross profit	837,787	824,198	745,670
Operating expenses:
Research and development	192,633	207,189	189,331
Sales and marketing	274,031	286,550	299,695
General and administrative	172,638	213,809	160,503
Amortization of intangible assets	54,206	65,157	87,076
Acquisition-related costs, net	7,965	12,010	26,975
Restructuring and other charges, net	29,147	52,846	58,085
Impairment of goodwill and other intangible assets	—	170,941	—
Total operating expenses	730,620	1,008,502	821,665
Income (loss) from operations	107,167	(184,304)	(75,995)
Other income (expense):
Interest income	13,705	9,327	6,922
Interest expense	(120,095)	(137,253)	(156,889)
Other expense, net	(870)	(1,767)	(20,727)
Loss before income taxes	(93)	(313,997)	(246,689)
Provision (benefit) for income taxes	12,105	(77,160)	4,758
Net loss from continuing operations	(12,198)	(236,837)	(251,447)
Net income from discontinued operations	226,008	76,909	100,451
Net income (loss)	$213,810	$(159,928)	$(150,996)

Net income (loss) per common share - basic:
Continuing operations	$(0.04)	$(0.81)	$(0.87)
Discontinued operations	0.79	0.26	0.35
Total net income (loss) per basic common share	$0.75	$(0.55)	$(0.52)

Net income (loss) per common share - diluted:
Continuing operations	$(0.04)	$(0.81)	$(0.87)
Discontinued operations	0.79	0.26	0.35
Total net income (loss) per diluted common share	$0.75	$(0.55)	$(0.52)

Weighted average common shares outstanding:
Basic	286,347	291,318	289,348
Diluted	286,347	291,318	289,348

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended September 30,
	2019	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
	(In thousands)
Net income (loss)	$213,810	$(159,928)	$(150,996)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(11,993)	(23,973)	13,027
Reclassification of currency translation differences into earnings as a result of business disposition	5,605	—	—
Pension adjustments	(3,768)	2,644	1,774
Unrealized gains (losses) on marketable securities	246	(192)	(9)
Total other comprehensive (loss) income, net	(9,910)	(21,521)	14,792
Comprehensive income (loss)	$203,900	$(181,449)	$(136,204)

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2019	September 30, 2018
	(ASC 606)	(ASC 605)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$560,961	$315,963
Marketable securities	186,555	135,579
Accounts receivable, less allowances for doubtful accounts of $9,797 and $8,869	240,673	276,858
Prepaid expenses and other current assets	175,166	86,271
Current assets, discontinued operations	91,858	113,960
Total current assets	1,255,213	928,631
Marketable securities	17,287	21,932
Land, buildings and equipment, net	121,203	132,827
Goodwill	2,127,896	2,127,159
Intangible assets, net	291,371	362,141
Other assets	316,215	96,689
Long-term assets, discontinued operations	1,236,608	1,633,000
Total assets	$5,365,793	$5,302,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,142,870	$—
Contingent and deferred acquisition payments	17,470	14,211
Accounts payable	90,826	77,719
Accrued expenses and other current liabilities	249,570	240,975
Deferred revenue	214,223	245,826
Current liabilities, discontinued operations	130,117	185,433
Total current liabilities	1,845,076	764,164
Long-term debt	793,536	2,185,361
Deferred revenue, net of current portion	133,783	170,529
Deferred tax liabilities	54,216	49,931
Other liabilities	79,378	71,854
Long-term liabilities, discontinued operations	286,654	343,044
Total liabilities	3,192,643	3,584,883
Commitments and contingencies (Note 18)

Stockholders’ equity:
Common stock, $0.001 par value per share; 560,000 shares authorized; 289,680 and 291,504 shares issued and 285,930 and 287,753 shares outstanding, respectively	290	291
Additional paid-in capital	2,597,889	2,597,693
Treasury stock, at cost (3,751 shares)	(16,788)	(16,788)
Accumulated other comprehensive loss	(132,773)	(122,863)
Accumulated deficit	(293,612)	(740,837)
Total Nuance Communications, Inc. stockholders' equity	2,155,006	1,717,496
Noncontrolling interests	18,144	—
Total stockholders’ equity	2,173,150	1,717,496
Total liabilities and stockholders’ equity	$5,365,793	$5,302,379

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Equity
	Shares	Amount		Shares	Amount

Balance at September 30, 2016	291,384	$291	$2,492,992	3,751	$(16,788)	$(116,134)	$(429,031)	$—	$1,931,330
Issuance of common stock under employee stock plans	10,709	11	17,372	—	—	—	—	—	17,383
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,377)	(3)	(55,129)	—	—	—	—	—	(55,132)
Stock-based compensation	—	—	160,575	—	—	—	—	—	160,575
Repurchase and retirement of common stock	(5,797)	(6)	(99,071)	—	—	—	—	—	(99,077)
Net issuance of common stock in connection with acquisitions and collaboration agreements	1,019	1	16,346	—	—	—	—	—	16,347
Equity portion of convertible debt issuance/retirement, net of tax effect	—	—	96,160	—	—	—	—	—	96,160
Net loss	—	—	—	—	—	—	(150,996)	—	(150,996)
Other comprehensive income	—	—	—	—	—	14,792	—	—	14,792
Balance at September 30, 2017	293,938	294	2,629,245	3,751	(16,788)	(101,342)	(580,027)	—	1,931,382
Prior period adjustment related to early adoption of ASU 2016-16	—	—	—	—	—	—	(882)	—	(882)
Issuance of common stock under employee stock plans	10,568	10	18,374	—	—	—	—	—	18,384
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,304)	(3)	(52,333)	—	—	—	—	—	(52,336)
Stock-based compensation	—	—	138,487	—	—	—	—	—	138,487
Repurchase and retirement of common stock	(9,698)	(10)	(136,080)	—	—	—	—	—	(136,090)
Net loss	—	—	—	—	—	—	(159,928)	—	(159,928)
Other comprehensive loss	—	—	—	—	—	(21,521)	—	—	(21,521)
Balance at September 30, 2018	291,504	291	2,597,693	3,751	(16,788)	(122,863)	(740,837)	—	1,717,496
Accumulated adjustment related to the adoption of ASC 606	—	—	—	—	—	—	233,415	—	233,415
Issuance of common stock under employee stock plans	8,981	9	16,588	—	—	—	—	—	16,597
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(2,645)	(2)	(42,552)	—	—	—	—	—	(42,554)
Stock-based compensation	—	—	161,371	—	—	—	—	—	161,371
Repurchase and retirement of common stock	(8,160)	(8)	(126,930)	—	—	—	—	—	(126,938)
Noncontrolling interests	—	—	(8,281)	—	—	—	—	18,144	9,863
Net income	—	—	—	—	—	—	213,810	—	213,810
Other comprehensive loss	—	—	—	—	—	(9,910)	—	—	(9,910)
Balance at September 30, 2019	289,680	$290	$2,597,889	3,751	$(16,788)	$(132,773)	$(293,612)	$18,144	$2,173,150

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2019	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(12,198)	$(236,837)	$(251,447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	47,417	51,426	47,098
Amortization	81,622	105,375	133,989
Stock-based compensation	119,255	127,043	129,088
Non-cash interest expense	49,488	49,091	59,295
Deferred tax (benefit) provision	(12,437)	(88,407)	3,145
Losses (gains) on extinguishment of debt	910	(348)	18,565
Impairment of goodwill and other intangible assets	—	170,941	—
Impairment of fixed assets	—	10,550	16,351
Other	4,462	2,230	8,403
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	3,366	6,168	6,314
Prepaid expenses and other assets	(21,063)	(8,009)	(4,156)
Accounts payable	12,122	(7,909)	1,434
Accrued expenses and other liabilities	27,415	12,166	1,975
Deferred revenue	4,227	47,499	(4,016)
Net cash provided by operating activities - continuing operations	304,586	240,979	166,038
Net cash provided by operating activities - discontinued operations	96,771	203,447	212,829
Net cash provided by operating activities	401,357	444,426	378,867
Cash flows from investing activities:
Proceeds from dispositions of businesses, net of transaction fees	407,043	—	—
Capital expenditures	(44,185)	(48,845)	(61,835)
Payments for business and asset acquisitions, net of cash acquired	(20,873)	(110,170)	(113,769)
Purchases of marketable securities and other investments	(349,125)	(201,995)	(332,470)
Proceeds from sales and maturities of marketable securities and other investments	303,171	323,695	173,864
Net cash provided by (used in) investing activities	296,031	(37,315)	(334,210)
Cash flows from financing activities:
Repayment and redemption of debt	(300,000)	(481,172)	(634,055)
Proceeds from issuance of long-term debt, net of issuance costs	—	—	837,482
Payments for repurchase of common stock	(126,938)	(136,090)	(99,077)
Acquisition payments with extended payment terms	—	(24,842)	—
Proceeds from issuance of common stock from employee stock plans	16,597	18,384	17,383
Payments for taxes related to net share settlement of equity awards	(49,428)	(55,396)	(54,099)
Proceeds from sale of noncontrolling interests in a subsidiary	9,863	—	—
Other financing activities	(2,131)	(1,232)	(583)
Net cash (used in) provided by financing activities	(452,037)	(680,348)	67,051
Effects of exchange rate changes on cash and cash equivalents	(353)	(3,099)	(1,029)
Net increase (decrease) in cash and cash equivalents	244,998	(276,336)	110,679
Cash and cash equivalents at beginning of year	315,963	592,299	481,620
Cash and cash equivalents at end of year	$560,961	$315,963	$592,299

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Presentation
Nuance Communications, Inc. ("We","Nuance", or the "Company") is a pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. Our solutions and technologies can understand, analyze and respond to human language to increase productivity and amplify human intelligence. Our solutions are used by businesses in the healthcare, financial services, telecommunications and travel industries, among others. We have three reportable segments: Healthcare, Enterprise, and Other. See Note 22 for a description of each of these segments.
As more fully described in Note 23, on October 1, 2019, we completed the previously announced spin-off of our Automotive business as an independent public company, or Cerence Inc. ("Cerence"). The historical results of our Automotive business have been included within discontinued operations for all the historical periods presented.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30, 2019, the net carrying amounts of the convertible notes were included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amounts of the convertible notes were reclassified back to long-term debt in the first quarter of fiscal year 2020.
2. Summary of Significant Accounting Policies
Use of Estimates
The consolidated financial statements are prepared in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"), which requires management to make estimates and assumptions. These estimates, judgments and assumptions can affect the reported amounts in the financial statements and the footnotes thereto. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, assumptions and judgments. Significant estimates inherent to the preparation of financial statements include: revenue recognition; the allowances for doubtful accounts and sales returns; contract assets; internally developed software; goodwill and intangible assets; business combinations, including contingent consideration; and income taxes, including valuation allowance and uncertain tax positions. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Basis of Consolidation
The consolidated financial statements include the accounts Nuance and our subsidiaries. Intercompany transactions and balances have been eliminated.
Revenue Recognition under ASC 605 for fiscal years 2018 and 2017
We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Generally, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable.
The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.
Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is generally recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.
When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating Vendor-Specific Objective Evidence ("VSOE") of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified.
In a hosting arrangement, we recognize the up-front setup fees ratably over the longer of the contract lives or the expected lives of the customer relationships. The usage-based or individual transaction fees are due and payable as each individual transaction is processed through the hosting service and is recognized as revenue in the period the services are provided. The on-demand service fees are recognized ratably over our estimate of the useful life of the devices on which the hosting service is provided.
We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings, for example, software licenses, PCS, professional services, and hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. Where possible, we determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. We have established VSOE of fair value for the majority of our PCS, professional services, and training. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.
See Note 3 for revenue recognition under ASC 606 for fiscal year 2019.
Business Combinations
We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the date of acquisition. Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition. The purchase price allocation process requires us to use significant estimates and assumptions, which include:

•	estimated fair values of intangible assets;

•	estimated fair values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue);

•	estimated fair values of stock awards assumed from the acquiree that are included in the purchase price;

•	estimated fair value of required payments under contingent consideration provisions;

•	estimated income tax assets and liabilities assumed from the acquiree; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.
The fair value of any contingent consideration is established at the acquisition date and included in the total purchase price. The contingent consideration is then adjusted to fair value, with any measurement-period adjustment recorded against goodwill. Adjustments identified subsequent to the measurement period are recorded within Acquisition-related costs, net.
While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the measurement period, which is generally one year from the acquisition date, any adjustment to the assets acquired and liabilities assumed is recorded against goodwill in the period in which the amount is determined. Any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.
Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There was no goodwill impairment for fiscal year 2019. See Note 6 for the impairment charges recorded in fiscal year 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.
Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’ revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Long-Lived Assets with Definite-Lives
Our long-lived assets consist principally of technology, customer relationships, internally developed software, land, and building and equipment. Customer relationships are amortized over their estimated economic lives based on the pattern of economic benefits expected to be generated from the use of the asset. Other definite-lived assets are amortized over their estimated economic lives using the straight-line method. The remaining useful lives of long-lived assets are re-assessed periodically for any events and circumstances that may change the future cash flows expected to be generated from the long-lived asset or asset group.
Internally developed software consists of capitalized costs incurred during the application development stage, which include costs related design of the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project stage and post-implementation stage are expensed as incurred. Internally developed software is amortized over the estimated useful life, commencing on the date when the asset is ready for its intended use. Land, building and equipment are stated at cost and depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in the results of operations for the period.
Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite-lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. There was no intangible asset impairment for fiscal year 2019. See Note 6 for the impairment charges recorded in fiscal year 2018.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
Cash and cash equivalents consists of cash on hand, including money market funds and time deposits with original maturities of 90 days or less.
Marketable Securities
Marketable securities consist of time deposits and high-quality corporate debt instruments with stated maturities of more than 90 days. Investments are classified as available-for-sale and are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax.
Accounts Receivable Allowances
Allowances for Doubtful Accounts.  We record allowances for doubtful accounts for the estimated probable losses on uncollectible accounts receivable. The allowance is based upon the credit worthiness of our customers, our historical experience, the age of the receivable and current market and economic conditions. Receivables are written off against these allowances in the period they are determined to be uncollectible.
Allowances for Sales Returns.  We reduce transaction price for estimated returns and other allowances that represent variable considerations based on historical experience and other relevant factors. The returns allowance is recorded as a reduction to revenue and accounts receivable at the time the related revenue is recorded. Receivables are written off against the allowance in the period the return is received.
For the years ended September 30, 2019, 2018 and 2017, the activity related to accounts receivable allowances was as follows (dollars in thousands):

	Allowance for Doubtful Accounts	Allowance for Sales Returns
Balance at September 30, 2016	$7,785	$3,166
Bad debt provision	2,906	—
Write-offs, net of recoveries	415	—
Revenue adjustments, net (a)	—	26,375
Balance at September 30, 2017	11,106	29,541
Bad debt provisions	2,011	—
Write-offs, net of recoveries	(4,248)	—
Revenue adjustments, net (b)	—	(23,396)
Balance at September 30, 2018	8,869	6,145
Bad debt provisions	2,375	—
Write-offs, net of recoveries	(1,447)	—
Revenue adjustments, net	—	(1,554)
Balance at September 30, 2019	$9,797	$4,591

(a) The increase in provisions primarily relates to accommodations made to our customers in connection with our Healthcare transcription service interruption due to the 2017 Malware Incident.
(b) The decrease in provisions was primarily due to the resolution of the reserves related to the 2017 Malware Incident.
Software Development Costs
We expense software development costs, including costs to develop software products or the software component of products to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Software development costs also include costs to develop software to be used solely to meet internal needs and cloud-based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the function

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intended. As of September 30, 2019 and 2018, the net book value of capitalized internal-use software costs was $26.3 million and $7.9 million, respectively, which are included within Land, buildings and equipment, net.
Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs and earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies.
The components of acquisition-related costs, net were as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Transition and integration costs	$7,568	$14,443	$15,192
Professional service fees	1,940	983	11,889
Acquisition-related adjustments	(1,543)	(3,416)	(106)
Total	$7,965	$12,010	$26,975
Advertising Costs
Advertising costs are expensed as incurred and recorded within sales and marketing expenses. The advertising costs capitalized as of September 30, 2019 and 2018 are de minimis. We incurred advertising costs of $16.9 million, $16.5 million and $19.3 million for fiscal years 2019, 2018 and 2017, respectively.
Convertible Debt
We bifurcate the debt and equity (the contingently convertible feature) components of our convertible debt instruments in a manner that reflects our nonconvertible debt borrowing rate at the time of issuance. The equity components of our convertible debt instruments are recorded within stockholders’ equity with an allocated issuance premium or discount. The debt issuance premium or discount is amortized to interest expense in our consolidated statement of operations using the effective interest method over the expected term of the convertible debt.
We assess the short-term and long-term classification of our convertible debt on each balance sheet date. Whenever the holders have a contractual right to convert, the carrying amount of the convertible debt is reclassified to current liabilities, with the corresponding equity component classified from additional paid-in capital to mezzanine equity.
Income Taxes
We account for income taxes using the asset and liability method, under which we recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns. We measure current and deferred tax assets and liabilities based on provisions of enacted tax law. We evaluate the realization of our deferred tax assets based on all available evidence and establish a valuation allowance to reduce deferred tax assets when it is more likely than not that they will not be realized.
We recognize the financial statement effects of a tax position when it is more likely than not that, based on technical merits, the position will be sustained upon examination. The tax benefits of the position recognized in the financial statements are then measured based on the largest amount of benefit that is greater than 50% likely to be realized upon settlement with a taxing authority. In addition, we recognize interest and penalties related to unrecognized tax benefits as a component of the income tax provision.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, reflected in the consolidated statements of stockholders’ equity, consisted of the following (dollars in thousands):

	September 30, 2019	September 30, 2018
Foreign currency translation adjustment	$(124,608)	$(118,220)
Net unrealized losses on post-retirement benefits	(8,296)	(4,528)
Unrealized gains (losses) on marketable securities	131	(115)
Accumulated other comprehensive loss	$(132,773)	$(122,863)
No income tax provisions or benefits are recorded for foreign currency translation adjustment as the undistributed earnings in our foreign subsidiaries are expected to be indefinitely reinvested.
Concentration of Risk
Financial instruments that are potentially subject to significant concentrations of credit risk principally consist of cash, cash equivalents, marketable securities and trade accounts receivable. We place our cash and cash equivalents and marketable securities with financial institutions with high credit ratings. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions with whom we maintain deposits, and have not recorded any credit losses to-date. For trade accounts receivable, we perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed appropriate. No customer accounted for more than 10% of our net accounts receivable balance at September 30, 2019 and 2018 or 10% of our revenue for fiscal years 2019, 2018 or 2017.
Foreign Currency Translation
The functional currency of a foreign subsidiary is generally the local currency. We translate the financial statements of foreign subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the reporting period for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive loss as a component of stockholders’ equity. We record net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency within in other expense, net. Foreign currency transaction (gains) losses for fiscal years 2019, 2018 and 2017 were $(1.1) million, $1.2 million and $1.9 million, respectively.
Financial Instruments and Hedging Activities
We use forward currency exchange contracts to manage our exposure to fluctuations in foreign currency for certain transactions. In order for instruments to be designated as hedges, specific criteria must be met, including (i) formal documentation must exist for both the hedging relationship and our risk management objectives and strategies for undertaking the hedging activities, (ii) at the inception and on an ongoing basis, the hedging relationship is expected to be highly effective in offsetting changes in fair value attributed to the hedged risk during the period that the hedge is designated, and (iii) an assessment of effectiveness is required whenever financial statements or earnings are reported.
The effective portion of changes in the fair values of contracts designated as cash flow hedges is recorded in equity as a component of accumulated other comprehensive income (loss) until the hedged item effects earnings. Once the underlying forecasted transaction is realized, the changes of fair vales of instruments designated as hedges reclassified from accumulated other comprehensive loss to the statement of operations, in the appropriate income statement line items. Any ineffective portion of the instruments designated as cash flow hedges is recognized in current earnings. We report cash flows arising from derivative financial instruments designated as fair value or cash flow hedges consistent with the classification of the cash flows from the underlying hedged items that these derivatives are hedging.
No forward exchange contracts are designated as hedges for fiscal years 2019, 2018, or 2017. Changes in the fair values of the forward currency exchange contracts are recorded within other expense, net. Cash flows related to investments and settlements of forward currency exchange contracts are included within cash flows from investing activities.
Stock-Based Compensation
Stock-based compensation primarily consists of restricted stock units with service, or market/performance conditions. Equity awards are measured at the fair market value of the underlying stock at the grant date. We recognize stock compensation expense

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using the straight-line attribution method over the requisite service period and account for forfeitures based on our estimates. Shares are issued on the vesting dates net of the applicable statutory tax withholding to be paid by us on behalf of our employees. As a result, fewer shares are issued than the number of awards outstanding. We record a liability for the tax withholding to be paid by us as a reduction to additional paid-in capital. We record any income tax effect related to stock-based awards through the consolidated statements of operations. Excess tax benefits are recognized as deferred tax assets upon settlement and are subject to regular review for valuation allowance.
Net Income (Loss) Per Share
Basic net income or loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares, giving effect to potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of stock options, restricted stock units, contingently issuable shares under earn-out agreements, and potential issuance of stock upon conversion of our convertible debentures, as more fully described in Note 10. In the event of conversion, each convertible debenture entitles the holder to receive in cash the principal amount with any accrued interest, and in cash or common stock, at our election, any excess of conversion value over the principal amount plus accrued interest. Therefore, only the shares of common stock potentially issuable upon conversion, if any, are considered dilutive to the weighted average common shares calculation.
Recently Adopted Accounting Standards
Revenue Recognition
In May 2014, the Financial Accounting Standard Board ("FASB") issued ASU No. 2014-09, "Revenue from Contracts with Customers: Topic 606" ("ASC 606"), under which revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive for those goods or services. ASC 606 supersedes nearly all existing revenue recognition guidance under U.S. GAAP. We adopted ASC 606 on October 1, 2018 using the modified retrospective approach, with a cumulative adjustment to retained earnings as opposed to retrospectively adjusting prior periods.
Results for reporting periods beginning after October 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies under "Revenue Recognition: Topic 605"("ASC 605"). For contracts that were modified before the effective date, the Company aggregated the effect of all contract modifications prior to identifying performance obligations and allocation transaction price in accordance with practical expedient ASC 606-10-5-1-(f)-4.
Upon adoption of ASC 606 on October 1, 2018, we recorded a decrease to accumulated deficit of approximately $233 million as a result of the transition. The impact of the adoption primarily relates to the cumulative effect of (1) approximately $70 million decrease in deferred revenue from the upfront recognition of term licenses and the general requirement to allocate the transaction price on a relative stand-alone selling price, (2) approximately $180 million increase in contract assets, (3) approximately $30 million decrease in accounts receivable, (4) $30 million increase in deferred costs, and (5) approximately $20 million increase in deferred tax liabilities related to the above items.

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The following tables summarize the impact of adopting ASC 606 on the Company’s consolidated statement of operations for the year ended September 30, 2019 and the consolidated balance sheet as of September 30, 2019 (dollars in thousands):

	For the Year Ended September 30, 2019
	As reported, ASC 606	Effect of Implementation	As adjusted, ASC 605
Revenues:
Hosting and professional services	913,643	33,890	947,533
Product and licensing	338,693	21,223	359,916
Maintenance and support	268,935	(25,404)	243,531
Total revenues	1,521,271	29,709	1,550,980

Cost of revenues:
Hosting and professional services	551,419	3,108	554,527
Product and licensing	71,280	(5,891)	65,389
Maintenance and support	33,369	166	33,535
Amortization of intangible assets	27,416	—	27,416
Total cost of revenues	683,484	(2,617)	680,867

Sales and marketing	274,031	5,148	279,179

Provision for income taxes	12,105	41	12,146

	For the Year Ended September 30, 2019
	As reported, ASC 606	Effect of Implementation	As adjusted, ASC 605
Assets:
Accounts receivable	240,673	23,825	264,498
Prepaid expenses and other current assets	175,166	(68,984)	106,182
Other assets	316,215	(133,013)	183,202

Liabilities:
Deferred revenue, current	214,223	9,520	223,743
Deferred revenue, net of current portion	133,783	18,162	151,945
Deferred tax liabilities	54,216	(16,635)	37,581
Other long-term liabilities	79,378	(10,331)	69,047

Stockholders' Equity:
Accumulated Deficit	(293,612)	(181,496)	(475,108)
Statement of Cash Flows
In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments", which is effective for fiscal years beginning after December 15, 2017 and the interim periods therein. We adopted this guidance on October 1, 2018 and applied it retrospectively. The adoption did not have a material impact on our consolidated statement of cash flows.
Financial Instruments
In January 2016, the FASB issued ASU No. 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities" ("ASU 2016-01"). ASU 2016-01 amends the guidance on the classification and measurement of financial instruments. We adopted ASU 2016-01 as of January 1, 2018 using the modified retrospective method. The adoption did not have a material impact on our consolidated financial statements.

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Issued Accounting Standards Not Yet Adopted
From time to time, new accounting pronouncements are issued by the FASB and are adopted by us as of the specified effective dates. Unless otherwise discussed, such pronouncements did not have or will not have a significant impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.
Leases
In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, "Leases" ("ASC 842"), which became effective for fiscal years beginning after December 15, 2018 and interim periods therein, with early adoption permitted. ASC 842 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The standard initially required the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. We adopted ASC 842 in the first quarter of fiscal year 2020.
In July 2018, the FASB issued ASU 2018-10, "Codification Improvements to Topic 842, Leases" and ASU 2018-11, "Leases Topic 842 Targeted Improvements", which provide an additional (and optional) transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. Additionally, in March 2019, the FASB issued ASU 2019-01, "Codification Improvements to Topic 842", which provides guidance in the following areas: (1) determining the fair value of the underlying asset by lessors that are not manufacturers or dealers and (2) clarification of interim disclosure requirements during transition. We adopted ASC 842, as amended, as of October 1, 2019, under the optional transition method and elected the package of practical expedients under the transition guidance.
As a result of the adoption on October 1, 2019, we recognized $120 million of operating lease right-of-use assets, and approximately $140 million of operating lease obligations. Approximately $20 million of deferred rent balances were reclassified against the costs of the right-of-use assets. The cumulative-effect adjustment to retained earnings as of October 1, 2019 was immaterial. The adoption of the guidance did not have a material impact on our consolidated statement of operations or consolidated statement of cash flows.
Other Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract", which is effective for fiscal year beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The guidance requires that implementation costs related to a hosting arrangement that is a service contract be capitalized and amortized over the term of the hosting arrangement, starting when the module or component of the hosting arrangement is ready for its intended use. The guidance will be applied retrospectively to each period presented. We do not expect the implementation to have a material impact on our consolidated financial statements.
In January 2018, the FASB issued ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income ("AOCI"), which is effective for fiscal years beginning after December 15, 2018 and interim periods therein, with early adoption permitted. The guidance gives entities the option to reclassify to retained earnings the tax effects resulting from the Tax Cuts and Jobs Act ("TCJA") related to items in AOCI. The new guidance may be applied retrospectively to each period in which the effect of the Act is recognized in the period of adoption. We do not expect the implementation to have a material impact on our consolidated financial statements.
3. Revenue Recognition
We derive revenue from the following sources: (1) hosting services, (2) software licenses, including royalties, (3) maintenance and support ("M&S"), (4) professional services, and (5) sale of hardware. Revenue is reported net of applicable sales and use tax, value-added tax and other transaction taxes imposed on the related transaction including mandatory government charges that are passed through to our customers. We account for a contract when both parties have approved and committed to the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectibility of the consideration is probable.
The majority of our arrangements with customers typically contain multiple products and services. We account for individual products and services separately if they are distinct--that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

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We recognize revenue after applying the following five steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract, including whether they are distinct within the context of the contract;

•	determination of the transaction price, including the constraint on variable consideration;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, performance obligations are satisfied.
We allocate the transaction price of the arrangement based on the relative estimated standalone selling price ("SSP") of each distinct performance obligation. In determining SSP, we maximize observable inputs and consider a number of data points, including:

•	the pricing of standalone sales (in the instances where available);

•	the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;

•	contractually stated prices for deliverables that are intended to be sold on a standalone basis; and

•	other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.
We only include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which we estimate based on historical return experience and other relevant factors, and record a reduction to revenue and accounts receivable. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
We assess the timing of the transfer of products or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. In accordance with the practical expedient in ASC 606-10-32-18, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set-up fees nor other upfront fees paid by our customers to represent a financing component.
Certain products are sold through distributors or resellers. Certain distributors and resellers have been granted right of return and selling incentives which are accounted for as variable consideration when estimating the amount of revenue to be recognized. Returns and credits are estimated at the contract inception and updated at the end of each reporting period as additional information becomes available. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate the variable consideration associated with this group of customers.
Reimbursements for out-of-pocket costs generally include, but are not limited to, costs related to transportation, lodging and meals. Revenue from reimbursed out-of-pocket costs is accounted for as variable consideration.
Shipping and handling activities are not considered a contract performance obligation. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.
Performance Obligations
Hosting
Hosting services, which allow our customers to use the hosted software over the contract period without taking possession of the software, are provided on a usage basis as consumed or on a fixed fee subscription basis. Our hosting contract terms generally range from one to five years.
As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, we have determined that our hosting services arrangements are a single performance obligation comprised

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of a series of distinct services. These services include variable consideration, which is typically a function of usage. We recognize revenue as each distinct service period is performed (i.e., recognized as incurred).
Subscription basis revenue represents a single promise to stand-ready to provide access to our hosting services. Revenue is recognized over time on a ratable basis over the hosting contract term, which generally ranges from one to five years.
Software Licenses
On-premise software licenses sold with non-distinct professional services to customize and/or integrate the underlying software are accounted for as a combined performance obligation. Revenue from the combined performance obligation is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Revenue from distinct on-premise software licenses, which do not require professional services to customize and/or integrate the software license, is recognized at the point in time when the software is made available to the customer and control is transferred.
Revenue from software licenses sold on a royalty basis, where the license of intellectual property is the predominant item to which the royalty relates, is recognized in the period the usage occurs in accordance with the practical expedient in ASC 606-10-55-65(A).
Maintenance and Support
Our M&S contracts generally include telephone support and the right to receive unspecified upgrades and updates on a when-and-if available basis. M&S revenue is recognized over time on a ratable basis over the contract period because we transfer control evenly by providing a stand-ready service.
Professional Services
Revenue from distinct professional services, including training, is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Hardware
Hardware revenue is recognized at the point in time when control is transferred to the customer, which is typically upon delivery.
Significant Judgments
Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Our license contracts often include professional services to customize and/or integrate the licenses into the customer’s environment. Judgment is required to determine whether the license is considered distinct and accounted for separately, or not distinct and accounted for together with professional services.
Judgments are required to determine the SSP for each distinct performance obligation. When SSP is directly observable, we estimate SSP based upon the historical transaction prices, adjusted for geographic considerations, customer classes, and customer relationship profiles. In instances where SSP is not directly observable, we determine SSP using information that may include market conditions and other observable inputs. We may have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining SSP. Determining SSP for performance obligations which we never sell separately also requires significant judgment. In estimating the SSP, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
From time to time, we may enter into arrangements with third party suppliers to resell products or services. In such cases, we evaluate whether we are the principal (i.e. report revenues on a gross basis) or agent (i.e. report revenues on a net basis). In doing so, we first evaluate whether we control the good or service before it is transferred to the customer. If we control the good or service before it is transferred to the customer, we are the principal; if not, we are the agent. Generally, we control a promised good or service before transferring that good or service to the customer and act as the principal to the transaction. Determining whether we control the good or service before it is transferred to the customer may require judgment.
Disaggregated Revenue
We disaggregate revenue from contracts with customers by the reportable segment, products, and services provided. The following presentation depicts the timing, risks, and uncertainty of our revenue streams, which is also in line with how we manage our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

businesses, assess performance, and determine management compensation. Our disaggregated revenue from continuing operations is as follows (dollars in thousands):

	For the Year Ended September 30, 2019
	Hosting and professional services	Product and licensing	Maintenance and support	Total
Healthcare	$546,037	$246,788	$156,905	$949,730
Enterprise	316,247	82,073	111,758	510,078
Other	51,359	9,832	272	61,463
Total revenues	$913,643	$338,693	$268,935	$1,521,271
Hardware revenue comprised of approximately $30.0 million of total product and licensing revenue for the year ended September 30, 2019.
Contract Acquisition Costs
Following our adoption of ASC 606, we are required to capitalize certain contract acquisition costs. The capitalized costs primarily relate to paid commissions and other direct, incremental costs to acquire customer contracts. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate contract acquisition costs for groups of customer contracts. We elect to apply the practical expedient in ASC 340-40-25-4 and will expense contract acquisition costs as incurred where the expected period of benefit is one year or less. Sales commissions paid on renewal maintenance and support are not commensurate with sales commissions paid on the initial maintenance and support contract. Contract acquisition costs are deferred and amortized on a straight-line basis over the period of benefit, which we have estimated to be between one and five years. The period of benefit was determined based on an average customer contract term, expected contract renewals, changes in technology and our ability to retain customers including canceled contracts. Contract acquisition costs are classified as current or noncurrent assets based on when the expense will be recognized. The current and noncurrent portions of contract acquisition costs are included in Prepaid expenses and other current assets, and Other assets, respectively. As of September 30, 2019, we had $19.9 million of current contract acquisition costs and $30.1 million of noncurrent contract acquisition costs. Commission expense is primarily included in Sales and marketing expense on the consolidated statements of operations. We also had amortization expense of $15.5 million related to contract acquisition costs for the year ended September 30, 2019. There was no impairment related to commission costs capitalized.
Capitalized Contract Costs
We capitalize incremental costs incurred to fulfill our contracts that (1) relate directly to the contract, (2) are expected to generate resources that will be used to satisfy our performance obligation under the contract, and (3) are expected to be recovered through revenue generated under the contract. Our capitalized costs consist primarily of setup costs, such as costs to standup, customize, and develop applications for each customer. These costs are incurred to satisfy our stand-ready obligation to provide access to our connected offerings. The contract costs are expensed to cost of revenue as we satisfy our stand-ready obligation over the contract term, which we estimate to be between one and five years. The contract term estimation was determined based on an average customer contract term, expected contract renewals, changes in technology, and our ability to retain customers including canceled contracts. We classify capitalized contract costs as current or noncurrent based on the timing of when we expect to recognize the expense. The current and noncurrent portions of capitalized contract fulfillment costs are included in Prepaid expenses and other current assets, and Other assets, respectively. At September 30, 2019, we had $17.2 million of short-term contract costs included with Prepaid expenses and other current assets and $38.5 million of long-term costs included within Other assets.
Trade Accounts Receivable and Contract Balances
We classify our right to consideration in exchange for deliverables as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional (i.e. only the passage of time is required before payment is due). We present such receivables in Accounts receivable, net in our consolidated balance sheets at their net estimated realizable value. We maintain an allowance for doubtful accounts to provide for the estimated amount of receivables that may not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and other applicable factors.

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Our contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.
Contract assets include unbilled amounts from long-term contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not solely subject to the passage of time. The current and noncurrent portions of contract assets are included in Prepaid expenses and other current assets, and Other assets. As of September 30, 2019, we had $58.7 million of current contract assets and $108.7 million of noncurrent contract assets. The table below shows significant changes in contract assets of continuing operations (dollars in thousands):

Contract assets
Balance October 1, 2018	$155,103
Revenues recognized but not billed	315,892
Amounts reclassified to accounts receivable	(303,671)
Balance September 30, 2019	$167,324
Our contract liabilities, or Deferred revenue, consist of advance payments and billings in excess of revenues recognized. We classify Deferred revenue as current or noncurrent based on when we expect to recognize the revenues. At September 30, 2019, we had $348.0 million of Deferred revenue. The table below shows significant changes in Deferred revenue of continuing operations (dollars in thousands):

Deferred revenue
Balance October 1, 2018	$343,048
Amounts bill but not recognized	891,156
Revenue recognized	(886,198)
Balance September 30, 2019	$348,006
Remaining Performance Obligations
The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at September 30, 2019 (dollars in thousands):

	Within One Year	Two to Five Years	Greater than Five Years	Total
Total revenue	$647,063	$955,466	$88,357	$1,690,886
The table above includes fixed backlogs and does not include variable backlog derived from continent usage-based activities, such as royalties and usage-based hosting revenue.
4. Disposition of Businesses
Spin-off of Automotive Business
As more fully disclosed in Note 23, on November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. The spin-off was completed on October 1, 2019.
For all periods presented, Automotive's results of operations have been included within discontinued operations and its assets and liabilities within held for sale of our consolidated financial statements. The Company has made a policy election to classify the deferred tax assets and liabilities associated with assets and liabilities held for sale (including those spun-off) with the Company's other deferred tax assets and liabilities. As such, no deferred taxes are reported within the Assets Held for Sale line. The net amount of estimated deferred tax assets associated with the Automotive segment as of September 30, 2019 was $73.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the historical results of our former Automotive reportable segment included within the discontinued operations (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
Major line items constituting net income of Automotive:
Revenue	$301,821	$274,698	$248,444
Cost of revenue	96,435	81,985	69,778
Research and development	83,253	71,546	50,594
Sales and marketing	29,472	25,162	24,674
General and administrative	2,370	12,075	2,562
Amortization of intangible assets	12,524	8,840	5,763
Acquisition-related costs, net	944	4,083	733
Restructuring and other related charges	51,318	4,180	1,838
Other	(332)	54	483
Income from discontinued operations before income taxes	25,837	66,773	92,019
(Benefit) provision for income taxes	(100,699)	14,840	18,913
Net income from discontinued operations	126,536	51,933	73,106

Supplemental information:
Depreciation	7,813	8,933	6,136
Amortization	21,941	19,508	16,742
Stock compensation	21,957	15,866	13,813
Capital expenditures	5,977	9,331	11,356
Payments for business and technology acquisitions, net of cash acquired	—	79,802	—
The following table summarizes the assets and liabilities of our former Automotive reportable segment included within discontinued operations (dollars in thousands)

	September 30, 2019	September 30, 2018
	(ASC 606)	(ASC 605)
Major classes of Automotive assets:
Accounts receivable, net	$67,928	$71,015
Prepaid expenses and other current assets	23,930	8,543
Land, building and equipment, net	20,113	20,625
Goodwill	1,115,568	1,119,946
Intangible assets, net	65,561	87,860
Other	35,366	45,072
Total assets classified as held for sale	$1,328,466	$1,353,061

Major classes of Automotive liabilities:
Accounts payable	14,039	3,193
Accrued expenses and other current liabilities	27,429	28,364
Deferred revenue	353,700	348,650
Other	21,603	21,739
Total liabilities, discontinued operations	$416,771	$401,946
Sale of Imaging Business
On November 7, 2018, our Board of Directors approved the divestiture of our Imaging business. On November 11, 2018, we entered into a sale agreement (the “Agreement”) with Project Leopard AcquireCo Limited, a private limited company incorporated under the laws of England and Wales (and an affiliate of Kofax, Inc.), relating to the sale of our Imaging business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On February 1, 2019, we completed the sale of the business and received approximately $400 million, after estimated transaction expenses, and subject to post-closing finalization of those adjustments as set forth in the Agreement. As a result, we recorded a gain of approximately $102.4 million, which is included within net income from discontinued operations. There are a number of working capital and other adjustments under the agreement and related ancillary agreements. The post-closing adjustments under the agreement did not have a material impact on our consolidated financial statements.
For all periods presented, Imaging's results of operations have been included within discontinued operations and its assets and liabilities within held for sale on our consolidated financial statements.
The following table summarizes the historical results of our former Imaging reportable segment included within the discontinued operations (dollars in thousands):

	From October 1, 2018 to February 1, 2019	Fiscal Year 2018	Fiscal Year 2017
	(ASC 606)	(ASC 605)	(ASC 605)
Major line items constituting net income of Imaging:
Revenue (a)	$67,430	$209,363	$211,187
Cost of revenue	16,946	48,183	49,962
Research and development	7,557	26,588	26,172
Sales and marketing (a)	28,433	76,593	73,760
General and administrative	1,997	3,890	3,612
Amortization of intangible assets	5,219	17,096	21,056
Acquisition-related costs, net	(386)	8	32
Restructuring and other related charges	13,251	6,472	1,131
Other	—	44	(193)
(Loss) income from discontinued operations before income taxes(a)	(5,587)	30,489	35,655
(Benefit) provision for income taxes	(2,688)	5,513	8,310
Gain on disposition	102,371	—	—
Net income from discontinued operations	$99,472	$24,976	$27,345

Supplemental Information:
Depreciation	$391	$1,995	$2,397
Amortization	$6,569	$23,083	$28,017
Stock compensation	$7,103	$7,876	$11,371
Capital expenditures for all periods presented were de minimis.
(a) As more fully described in Note 2, as a result of the adoption of ASC 606 using the modified retrospective approach, Revenue for fiscal year 2019 reflected an increase of $2.4 million due to the upfront recognition of term licenses and the re-allocation of contract consideration to performance obligations based upon standalone selling prices; Sales and marketing expense for fiscal year, 2019 reflected a decrease of $1.4 million due to the capitalization and amortization of commission expense; and the provision for income taxes for fiscal year 2019 reflected an increase in tax benefit of $1.6 million related to the tax effect of the ASC 606 adjustments.
The following table summarizes the assets and liabilities of our former Imaging reportable segment included within discontinued operations (dollars in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2018
(ASC 605)
Major classes of Imaging assets:
Accounts receivable, net	$30,959
Prepaid expenses and other current assets	3,443
Land, building and equipment, net	2,442
Goodwill	257,352
Intangible assets, net	99,507
Other assets	196
Total assets classified as held for sale	$393,899

Major classes of Imaging liabilities:
Accounts payable	$3,604
Accrued expenses and other current liabilities	12,304
Deferred revenue	107,965
Other	2,658
Total liabilities classified as held for sale	$126,531
Other Dispositions
In connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses, which are part of our Other segment, during the fourth quarter of fiscal year 2018. In May 2019, we completed the sale of our Mobile Operator Services business in Brazil, and in July 2019, we completed the sale of our Mobile Operator Services business in India. The sale prices and any gain or loss were immaterial to our consolidated financial statements.
5. Business Acquisitions
As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our products and service offerings.
Fiscal Year 2019 Acquisitions
In fiscal year 2019, we completed one acquisition in our Healthcare segment for a total consideration of $19.7 million, including $17.8 million in cash, $1.5 million estimated fair value for future contingent payments, and $0.3 million related to the carrying value of existing warrants. As a result, we recognized goodwill of $8.8 million and other intangible assets of $10.5 million related to technology with a useful life of 5.0 years. The results of operations of the acquired entity has been included within our consolidated results of operations from the acquisition date. The acquisition was not material to our consolidated financial statements.
Fiscal Year 2018 Acquisitions
In fiscal year 2018, we completed several acquisitions in our Healthcare segment for a total consideration of $28.5 million, including $26.5 million in cash, and $2.0 million estimated fair value for future contingent payments. As a result, we recognized goodwill of $15.7 million, including immaterial measurement-period adjustments through September 30, 2018 and other intangible assets of $11.2 million, with a weighted average life of 5.8 years. The results of operations of the acquired entities have been included within our consolidated results of operations from the acquisition dates. Such acquisitions were not material, individually or in the aggregate to our consolidated financial statements.
Fiscal Year 2017 Acquisitions
In fiscal year 2017, we acquired several businesses in our Enterprise, Healthcare and Other segments for a total consideration of $97.4 million, including $75.7 million in cash, issuance of 0.8 million shares of our common stock valued at $13.4 million, and $8.3 million estimated fair value for future contingent payments. As a result, we recognized goodwill of $62.3 million and other intangible assets of $39.1 million, with a weighted average life of 5.9 years. The results of operations of the acquired entities have been included within our consolidated results of operations from the acquisition dates. Such acquisitions were not material, individually or in the aggregate to our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for our reportable segments for fiscal years 2019 and 2018 were as follows (dollars in thousands):

	Healthcare	Enterprise	Former Mobile	Other	Total
Balance as of September 30, 2017	$1,418,334	$673,472	$1,241,010	$—	$3,332,816
Acquisitions	14,936	—	—	—	14,936
Purchase accounting adjustments	(705)	—	2,697	—	1,992
Reorganization (Note 23)	—	11,991	(1,249,051)	156,607	(1,080,453)
Impairment charge (a)	—	—	—	(141,781)	(141,781)
Effect of foreign currency translation	(2,240)	(2,116)	5,344	(1,339)	(351)
Balance as of September 30, 2018	1,430,325	683,347	—	13,487	2,127,159
Acquisitions	8,785	—	—	—	8,785
Purchase accounting adjustments	113	—	—	—	113
Effect of foreign currency translation	(4,079)	(3,444)	—	(638)	(8,161)
Balance as of September 30, 2019	$1,435,144	$679,903	$—	$12,849	$2,127,896

(a) Represents accumulated impairment charge as of September 30, 2019 and 2018.
Intangible assets consist of the following as of September 30, 2019 and 2018 (dollars in thousands):

	September 30, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$500,953	$(292,127)	$208,826	5.3
Technology and patents	147,394	(69,259)	78,135	3.8
Trade names, trademarks, and other	28,961	(24,551)	4,410	1.2
Total	$677,308	$(385,937)	$291,371

	September 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$505,987	$(248,519)	$257,468	6.1
Technology and patents	175,510	(81,312)	94,198	4.0
Trade names, trademarks, and other	28,985	(18,510)	10,475	1.9
Total	$710,482	$(348,341)	$362,141
Amortization expense for acquired technology and patents is included in the cost of revenue in the accompanying statements of operations and was $27.4 million, $40.2 million and $46.9 million in fiscal years 2019, 2018 and 2017, respectively. Amortization expense for customer relationships, trade names, trademarks, and other, and non-competition agreements is included in operating expenses and was $54.2 million, $65.2 million and $87.1 million in fiscal years 2019, 2018 and 2017, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated amortization expense for each of the five succeeding years as of September 30, 2019, is as follows (dollars in thousands):

Year Ending September 30,	Cost of Revenue	Other Operating Expenses	Total
2020	$25,310	$48,212	$73,522
2021	17,758	43,423	61,181
2022	17,035	40,321	57,356
2023	13,093	33,684	46,777
2024	4,939	20,598	25,537
Thereafter	—	26,998	26,998
Total	$78,135	$213,236	$291,371
Fiscal Year 2019 Goodwill Impairment Analysis
For fiscal year 2019 goodwill impairment analysis, we had three reporting units with goodwill assigned: Healthcare, Enterprise, and Voicemail-to-Text. The estimated fair value of each reporting unit significantly exceeded its carrying amount. There was no impairment of goodwill or other intangible assets in fiscal year 2019.
Fiscal Year 2018 Goodwill Impairment Analysis
Effective the second quarter of fiscal year 2018, our Automotive business, which was previously included within our former Mobile segment, became a standalone operating segment. As a result of the reorganization, the former Mobile reporting unit was separated into three discrete lines of business comprised of Automotive, Dragon TV, and Devices. Dragon TV was merged within our Enterprise segment, and Devices was included within Other segment. We assigned $1,080.5 million, $12.0 million, and $36.0 million of goodwill to Automotive, Dragon TV and Devices, respectively, based on their relative fair values as of March 31, 2018, and assessed the assigned goodwill for impairment by comparing each component’s fair value to its carrying amount. As a result, we recorded a $35.1 million goodwill impairment for devices during the second quarter of fiscal year 2018.
Also during the second quarter of fiscal year 2018, our Subscriber Revenue Services ("SRS") reporting unit, originally included within our Mobile operating segment, recorded significantly lower revenue and profitability due to recent market disruptions in certain markets that we serve. We concluded that these financial results coupled with the rapid market shifts being experienced in the industry were factors that represented impairment indicators, triggering a review of goodwill and indefinite-lived intangible assets for impairment during the second quarter of fiscal year 2018. As a result, we recorded a goodwill impairment charge of $102.8 million related to SRS for the second quarter of fiscal year 2018. The assessment did not result in any impairment charge of other intangible assets.
During the fourth quarter of fiscal year 2018, in connection with our strategic business review announced in our earnings release issued on May 9, 2018, we restructured our SRS business by separating the Voicemail-to-Text business, which continued to operate as part of the Other Segment, and commenced a wind-down of our SRS Mobile Operator Services in India and Brazil, and our Devices businesses. The wind-down decision resulted in significantly lower estimated future cash flows over a considerably shorter time horizon, which triggered a review of goodwill and long-lived asset groups for impairment.
As a result of the impairment review, we recorded an additional $15.0 million impairment charge for Devices for the fourth quarter of fiscal year 2018, including $7.6 million related to acquired trade names and customer relationships, $0.8 million related to acquired technology assets, $6.2 million related to fixed assets, and $0.4 million related to its remaining goodwill; we also recorded a $25.1 million impairment charge for our Mobile Operator Services business for the fourth quarter of fiscal year 2018, including $12.9 million related to acquired trade names and customer relationships, $7.9 million related to acquired technology assets, $0.9 million related to fixed assets, and $3.4 million related to goodwill.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach, where the income approach is weighted 50% and the market approach 50%. Determining the fair value of a long-lived asset group or a reporting unit requires the use of significant estimates and assumptions, all of which we believe are reasonable but nevertheless inherently uncertain. These estimates and assumptions include revenue growth rates and operating margins used to estimate future cash flows, risk-adjusted discount rates, future economic and market conditions, and the use of market comparables. Also, if we experience lower-than-expected growth or fail to sustain our profitability due to changing market dynamics, competition or technological obsolescence, it could adversely impact the long-term assumptions used in our impairment analysis. Such changes in assumptions and estimates may result in additional impairment of our goodwill and/or other long-lived assets, which could materially impact our future results of operations and financial conditions. Additionally, as we continue our product portfolio

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

review and implement organizational changes to better align with our long-term strategies, decisions from such efforts may trigger additional impairment reviews of goodwill and other long-lived assets, which may result in additional impairment charges in the future periods.
7. Accounts Receivable, Net
Accounts receivable, net consisted of the following (dollars in thousands):

	September 30, 2019	September 30, 2018
	(ASC 606)	(ASC 605)
Trade accounts receivable	$255,061	$258,671
Unbilled accounts receivable under long-term contracts	—	33,201
Gross accounts receivable	255,061	291,872
Less: allowance for doubtful accounts	(9,797)	(8,869)
Less: allowance for sales returns	(4,591)	(6,145)
Accounts receivable, net	$240,673	$276,858
8. Land, Buildings and Equipment, Net
Land, building and equipment, net consisted of the following (dollars in thousands):

	Useful Life (In Years)	September 30, 2019	September 30, 2018
Land	—	$2,400	$2,400
Building	30	6,696	5,409
Machinery and equipment	3-5	159,681	155,720
Computers, software and equipment	3-5	131,012	145,714
Leasehold improvements	2-15	26,244	25,940
Furniture and fixtures	5-7	14,455	15,193
Construction in progress	—	20,708	2,088
Subtotal		361,196	352,464
Less: accumulated depreciation		(239,993)	(219,637)
Land, building and equipment, net		$121,203	$132,827
Depreciation expense for fiscal years 2019, 2018 and 2017 was $47.4 million, $51.4 million and $47.1 million, respectively, which included amortization expense of $4.1 million, $7.0 million and $9.1 million, respectively, for internally developed software costs.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (dollars in thousands):

	September 30, 2019	September 30, 2018
Compensation	$119,412	$155,752
Accrued interest payable	19,302	21,326
Cost of revenue related liabilities	58,012	30,331
Consulting and professional fees	20,401	20,496
Facility-related liabilities	2,503	4,035
Sales and marketing incentives	2,692	1,889
Sales and other taxes payable	8,089	5,728
Other	19,159	1,418
Total	$249,570	$240,975

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10. Debt
At September 30, 2019 and 2018, we had the following borrowing obligations (dollars in thousands):

	September 30, 2019	September 30, 2018
5.625% Senior Notes due 2026, net of deferred issuance costs of $4.5 million and $5.1 million, respectively. Effective interest rate 5.625%.	$495,518	$494,915
5.375% Senior Notes due 2020, net of deferred issuance costs of $1.2 million. Effective interest rate 5.375%.	—	298,759
6.000% Senior Notes due 2024, net of deferred issuance costs of $1.5 million and $1.8 million, respectively. Effective interest rate 6.000%.	298,529	298,220
1.00% Convertible Debentures due 2035, net of unamortized discount of $91.6 million and $116.9 million, respectively, and deferred issuance costs of $4.3 million and $5.6 million, respectively. Effective interest rate 5.622%.	580,639	553,973
2.75% Convertible Debentures due 2031. Effective interest rate 7.432%.	46,568	46,568
1.25% Convertible Debentures due 2025, net of unamortized discount of $71.6 million and $82.4 million, respectively, and deferred issuance costs of $3.1 million and $3.7 million, respectively. Effective interest rate 5.578%.	275,257	263,863
1.50% Convertible Debentures due 2035, net of unamortized discount of $22.7 million and $32.8 million, respectively, and deferred issuance costs of $0.8 million and $1.1 million, respectively. Effective interest rate 5.394%.	240,406	229,906
Deferred issuance costs related to our Revolving Credit Facility	(511)	(843)
Total debt	1,936,406	2,185,361
Less: current portion	(1,142,870)	—
Total long-term debt	$793,536	$2,185,361
The following table summarizes the maturities of our borrowing obligations as of September 30, 2019 (dollars in thousands):

Fiscal Year	Convertible Debentures (1)	Senior Notes (2)	Total
2020	$—	$—	$—
2021	—	—	—
2022	310,464	—	310,464
2023	676,488	—	676,488
2024	—	300,000	300,000
Thereafter	350,000	500,000	850,000
Total before unamortized discount	1,336,952	800,000	2,136,952
Less: unamortized discount and issuance costs	(194,082)	(6,464)	(200,546)
Total long-term debt	$1,142,870	$793,536	$1,936,406

(1)
The repayment schedule above assumes that payment is due on the first contractual redemption date after September 30, 2019. As more fully described below, as of September 30, 2019, the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As a result, the net carrying amounts of our convertible notes were included in current liabilities as of September 30, 2019. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amounts of the convertible notes were reclassified back to long-term debt.

(2)
The repayment schedule reflects all the senior notes outstanding as of September 30, 2019. As more fully described below, on October 1, 2019, we redeemed all of the $300 million outstanding principal of the 2024 Senior Notes.

5.625% Senior Notes due 2026
In December 2016, we issued $500.0 million aggregate principal amount of 5.625% Senior Notes due on December 15, 2026 (the "2026 Senior Notes") in a private placement. The proceeds from the 2026 Senior Notes were approximately $495.0 million, net of issuance costs, and we used the proceeds to repurchase a portion of our 2020 Senior Notes. The 2026 Senior Notes bear interest at 5.625% per year, payable in cash semi-annually in arrears.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2026 Senior Notes are unsecured senior obligations and are guaranteed on an unsecured senior basis by certain of our domestic subsidiaries ("Subsidiary Guarantors"). The 2026 Senior Notes and the guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors’ future unsecured subordinated debt. The 2026 Senior Notes and guarantees effectively rank junior to all our secured debt and that of the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the 2026 Senior Notes.
At any time before December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2026 Senior Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before December 15, 2021, we may redeem up to 35% of the aggregate outstanding principal amount of the 2026 Senior Notes with the net cash proceeds received by us from certain equity offerings at a price equal to 105.625% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than 120 days after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the 2026 Senior Notes remains outstanding immediately thereafter.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the 2026 Senior Notes at a price equal to 100% in the case of an asset sale, or 101% in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
5.375% Senior Notes due 2020
On August 14, 2012, we issued $700.0 million aggregate principal amount of 5.375% Senior Notes due on August 15, 2020 in a private placement. The net proceeds were approximately $689.1 million, net of issuance costs, and bear interest at 5.375% per year, payable in cash semi-annually in arrears. On October 22, 2012, we issued, in a private placement, an additional $350.0 million aggregate principal amount of our 5.375% Senior Notes due 2020 (collectively the "Notes"). The Notes were issued pursuant to the indenture agreement dated August 14, 2012. Total proceeds received, net of issuance costs, were $351.7 million.
The Notes are our unsecured senior obligations and are guaranteed (the “Guarantees”) on an unsecured senior basis by Subsidiary Guarantors. The Notes and Guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors' existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors' future unsecured subordinated debt. The Notes and Guarantees effectively rank junior to all secured debt of our and the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the Notes.
At any time, we may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
In January 2017, we repurchased $600.0 million in aggregate principal amount of our 2020 Senior Notes using cash and cash equivalents and the net proceeds from our 2026 Senior Notes issued in December 2016. As a result, we recorded an extinguishment loss of $18.6 million in fiscal year 2017.
In September 2018, we repurchased $150.0 million in aggregate principal amount of our 2020 Senior Notes at par. As a result, we wrote off the remaining unamortized premium and deferred issuance costs related to the repayment and recorded an extinguishment gain of $0.3 million in fiscal year 2018. Following this activity, $300.0 million in aggregate principal amount of our 2020 Senior Notes remained outstanding.
In March 2019, we repurchased the remaining $300.0 million in aggregate principal amount of our 2020 Senior Notes at par using the proceeds from the sale of our Imaging business. As a result, we wrote off the remaining unamortized deferred issuance costs related to the repayment and recorded an extinguishment loss of $0.9 million for the three months ended March 31, 2019. Following this activity, we have fully repaid our 2020 Senior Notes and no amount remains outstanding.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.0% Senior Notes due 2024
In June 2016, we issued $300.0 million aggregate principal amount of 6.0% Senior Notes due on July 1, 2024 (the "2024 Senior Notes") in a private placement. The proceeds from the 2024 Senior Notes were approximately $297.5 million, net of issuance costs. The 2024 Senior Notes bear interest at 6.0% per year, payable in cash semi-annually in arrears.
The 2024 Senior Notes are unsecured senior obligations and are guaranteed on an unsecured senior basis by our Subsidiary Guarantors. The 2024 Senior Notes and the guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future unsecured senior debt, including our obligations and those of each such Subsidiary Guarantor under our senior credit facility, and rank senior in right of payment to all of our and the Subsidiary Guarantors’ future unsecured subordinated debt. The 2024 Senior Notes and guarantees effectively rank junior to all our secured debt and that of the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the 2024 Senior Notes.
At any time before July 1, 2019, we may redeem all or a portion of the 2024 Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2024 Senior Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after July 1, 2019, we may redeem all or a portion of the 2024 Senior Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before July 1, 2019, we may redeem up to 35% of the aggregate outstanding principal amount of the 2024 Senior Notes with the net cash proceeds received by us from certain equity offerings at a price equal to 106% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than 120 days after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the 2024 Senior Notes remains outstanding immediately thereafter.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the 2024 Senior Notes at a price equal to 100% in the case of an asset sale, or 101% in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
On August 30, 2019, we issued a conditional notice of full redemption pursuant to the indenture governing its 2024 Senior Notes, which was conditioned upon the incurrence of indebtedness by Cerence. On October 1, 2019, we redeemed all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million. As a result of the redemption, we recorded a $15.0 million loss on extinguishment of debt for the first quarter of fiscal year 2020, including a $13.5 million redemption premium and a $1.5 million write-off of unamortized debt issuance costs.
1.0% Convertible Debentures due 2035
In December 2015, we issued $676.5 million in aggregate principal amount of 1.0% Senior Convertible Debentures due in 2035 (the “1.0% 2035 Debentures”) in a private placement. Total proceeds were $663.8 million, net of issuance costs, and we used a portion to repurchase $38.3 million in aggregate principal on our 2.75% 2031 Debentures and to repay the aggregate principal balance of $472.5 million on our term loan under the amended and restated credit agreement. The 1.0% 2035 Debentures bear interest at 1.0% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on December 15, 2022, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.0% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.0% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 1.0% 2035 Debentures mature on December 15, 2035, subject to the right of the holders to require us to redeem the 1.0% 2035 Debentures on December 15, 2022, 2027, or 2032. The 1.0% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.0% 2035 Debentures. The 1.0% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.0% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $495.4 million to long-term debt, and $181.1 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through December 2022.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If converted, the principal amount of the 1.0% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $27.22 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to June 15, 2035, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.0% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.0% 2035 Debentures; or (iv) at the option of the holder at any time on or after June 15, 2035. Additionally, we may redeem the 1.0% 2035 Debentures, in whole or in part, on or after December 20, 2022 for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.0% 2035 Debentures held by such holder on December 15, 2022, December 15, 2027, or December 15, 2032 at par plus accrued and unpaid interest. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.0% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest.
If we distribute to all holders of our common stock a per share dividend exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution (e.g. a spin-off), the holders will have the right to convert all or any portion of their debentures at the then prevailing conversion ratio, multiplied by the then current stock price.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30 2019, the net carrying amount of the 1.0% 2035 Debentures was included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amount of the 1.0% 2035 Debentures was reclassified back to long-term debt in the first quarter of fiscal year 2020.
Additionally, in accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.0% 2035 Debentures has been adjusted to 41.4576 shares per $1,000 principal amount, which represents a conversion price of $24.12 per share, effective immediately after the end of October 15, 2019.
2.75% Convertible Debentures due 2031
On October 24, 2011, we sold $690.0 million of the 2.75% 2031 Debentures in a private placement. Total proceeds, net of issuance costs, were $676.1 million. The 2.75% 2031 Debentures bear interest at 2.75% per year, payable in cash semi-annually in arrears. The 2.75% 2031 Debentures mature on November 1, 2031, subject to the right of the holders to require us to redeem the 2.75% 2031 Debentures on November 1, 2017, 2021, and 2026. The 2.75% 2031 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2.75% 2031 Debentures. The 2.75% 2031 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 2.75% 2031 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. At issuance, we allocated $533.6 million to long-term debt, and $156.4 million has been recorded as additional paid-in capital, which was amortized to interest expense using the effective interest rate method through November 2017.
In June 2015, we entered into separate privately negotiated agreements with certain holders of our 2.75% 2031 Debentures to exchange, in a private placement, $256.2 million in aggregate principal amount of our 2.75% 2031 Debentures for approximately $263.9 million in aggregate principal amount of our 1.5% 2035 Debentures. Upon repurchase we recorded an extinguishment loss of $17.7 million in other expense, net, in the accompanying consolidated statements of operations. In December 2015, we entered into separate privately negotiated agreements with certain holders of our 2.75% 2031 Debentures to repurchase $38.3 million in aggregate principal with proceeds received from the issuance of our 1.0% 2035 Debentures. Upon repurchase we recorded an extinguishment loss of $2.4 million in other expense, net, in the accompanying consolidated statements of operations. In accordance with the authoritative guidance for convertible debt instruments, a loss on extinguishment is equal to the difference

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

between the reacquisition price and the net carrying amount of the extinguished debt for our 2.75% 2031 Debentures, including any unamortized debt discount or issuance costs. Following this activity, $395.5 million in aggregate principal amount of our 2.75% 2031 Debentures remain outstanding. The aggregate debt discount was amortized to interest expense using the effective interest rate method through November 2017.
If converted, the principal amount of the 2.75% 2031 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $32.30 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the 5 consecutive business-day period following any 5 consecutive trading-day period in which the trading price for $1,000 principal amount of the 2.75% 2031 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2.75% 2031 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2031. Additionally, we may redeem the 2.75% 2031 Debentures, in whole or in part, at par plus accrued and unpaid interest. Each holder shall have the right, at such holder's option, to require us to repurchase all or any portion of the 2.75% 2031 Debentures held by such holder on November 1, 2021 and November 1, 2026 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 2.75% 2031 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest.
In November 2017, holders of approximately $331.2 million in aggregate principal amount of the outstanding 2.75% 2031 Debentures exercised their right to require us to repurchase such debentures. Following the repurchase, $46.6 million in aggregate principal amount of the 2.75% 2031 Debentures remains outstanding. We have the right to call for redemption of some or all of the remaining outstanding 2.75% 2031 Debentures.
If we distribute to all holders of our common stock a per share dividend exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution (e.g. a spin-off), the holders will have the right to convert all or any portion of their debentures at the then prevailing conversion ratio, multiplied by the then current stock price.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30 2019, the net carrying amount of the 2.75% 2031 Debentures was included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amount of the 2.75% 2031 Debentures was reclassified back to long-term debt in the first quarter of fiscal year 2020.
Additionally, in accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 2.75% 2031 Debentures has been adjusted to 34.9385 shares per $1,000 principal amount, which represents a conversion price of $28.62 per share, effective immediately after the end of October 15, 2019.
1.25% Convertible Debentures due 2025
In March 2017, we issued $350.0 million in aggregate principal amount of 1.25% Senior Convertible Debentures due in 2025 (the “1.25% 2025 Debentures”) in a private placement. The proceeds were approximately $343.6 million, net of issuance costs. We used a portion of the proceeds to repurchase 5.8 million shares of our common stock for $99.1 million and $17.8 million in aggregate principal on our 2.75% 2031 Debentures. The 1.25% 2025 Debentures bear interest at 1.25% per year, payable in cash semi-annually in arrears, beginning on October 1, 2017. The 1.25% 2025 Debentures mature on April 1, 2025. The 1.25% 2025 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.25% 2025 Debentures. The 1.25% 2025 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.25% 2025 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $252.1 million to long-term debt, and $97.9 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through April 1, 2025.
If converted, the principal amount of the 1.25% 2025 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $22.22 per share, subject to adjustment under certain circumstances) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to October 1, 2024, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) at any time on or after October 1, 2024, (iii) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.25% 2025 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; or (iv) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.25% 2025 Debentures. We may not redeem the 1.25% 2025 Debentures prior to the maturity date. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.25% 2025 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.25% 2025 Debentures to be purchased plus any accrued and unpaid interest.
If we distribute to all holders of our common stock a per share dividend exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution (e.g. a spin-off), the holders will have the right to convert all or any portion of their debentures at the then prevailing conversion ratio, multiplied by the then current stock price.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30 2019, the net carrying amount of the 1.25% 2025 Debentures was included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amount of the 1.25% 2025 Debentures was reclassified back to long-term debt in the first quarter of fiscal year 2020.
Additionally, in accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.25% 2025 Debentures has been adjusted to 50.7957 shares per $1,000 principal amount, which represents a conversion price of $19.69 per share, effective immediately after the end of October 15, 2019.
1.50% Convertible Debentures due 2035
In June 2015, we issued $263.9 million in aggregate principal amount of 1.50% Senior Convertible Debentures due in 2035 (the “1.5% 2035 Debentures”) in exchange for $256.2 million in aggregate principal amount of our 2.75% 2031 Debentures. Total proceeds, net of issuance costs, were $253.2 million. The 1.5% 2035 Debentures were issued at 97.09% of the principal amount, which resulted in a discount of $7.7 million. The 1.5% 2035 Debentures bear interest at 1.50% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on November 1, 2021, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.5% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.5% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 1.5% 2035 Debentures mature on November 1, 2035, subject to the right of the holders to require us to redeem the 1.5% 2035 Debentures on November 1, 2021, 2026, or 2031. The 1.5% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.5% 2035 Debentures. The 1.5% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.5% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. At issuance, we allocated $208.6 million to long-term debt, and $55.3 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through November 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If converted, the principal amount of the 1.5% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount, will (based on an initial conversion rate, which represents an initial conversion price of approximately $23.26 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to May 1, 2035, on any date during any fiscal quarter beginning after September 30, 2015 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.5% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.5% 2035 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2035. Additionally, we may redeem the 1.5% 2035 Debentures, in whole or in part, on or after November 5, 2021 for cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.5% 2035 Debentures held by such holder on November 1, 2021, November 1, 2026, or November 1, 2031 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 1.5% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest.
If we distribute to all holders of our common stock a per share dividend exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution (e.g. a spin-off), the holders will have the right to convert all or any portion of their debentures at the then prevailing conversion ratio, multiplied by the then current stock price.
In connection with the spin-off of our Automotive business, we issued a notice to all holders on September 5, 2019, pursuant to which the holders had the right to convert all or any portion of their debentures at the aforementioned conversion ratio until the close of business on October 1, 2019. As of September 30 2019, the net carrying amount of the 1.5% 2035 Debentures was included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amount of the 1.5% 2035 Debentures was reclassified back to long-term debt in the first quarter of fiscal year 2020.
Additionally, in accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.5% 2035 Debentures has been adjusted to 48.5216 shares per $1,000 principal amount, which represents a conversion price of $20.61 per share, effective immediately after the end of October 15, 2019.
Revolving Credit Facility
Our revolving credit agreement (the “Revolving Credit Facility”), which expires on April 15, 2021, provides for aggregate borrowing commitments of $242.5 million, including the revolving facility loans, the swingline loans and issuance of letters of credit. As of September 30, 2019, after taking into account the outstanding letters of credit of $5.9 million, we had $236.6 million available for additional borrowing under the Revolving Credit Facility. The borrowing outstanding under the Revolving Credit Facility bears interest at either (i) LIBOR plus an applicable margin of 1.50% or 1.75%, or (ii) the alternative base rate plus an applicable margin of 0.50% or 0.75%. The Revolving Credit Facility is secured by substantially all our assets. The Revolving Credit Facility contains customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default. As of September 30, 2019, we were in compliance with all the debt covenants.
11. Financial Instruments and Hedging Activities
Derivatives not Designated as Hedges
Forward Currency Contracts
We have operations in a number of international locations, including certain developing markets where currency exchange rates can be volatile. We utilize foreign currency forward contracts to mitigate the risks associated with changes in foreign currency exchange rates so that our exposure to foreign currencies will be mitigated or offset by the gains or losses on the foreign currency forward contracts. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. As of September 30, 2019 and 2018, we had outstanding contracts with a total notional value of $189.6 million and $117.1 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We did not designate any forward contracts as hedging instruments for fiscal years 2019, 2017 and 2016. Therefore, changes in fair value of foreign currency forward contracts were recognized within other expense, net in our consolidated statements of operations. The cash flows related to the settlement of forward contracts not designated as hedging instruments are included in cash flows from investing activities within our consolidated statement of cash flows.
A summary of our derivative instruments is as follows (dollars in thousands):

Derivatives Not Designated as Hedges:	Balance Sheet Classification	September 30, 2019	September 30, 2018
Foreign currency contracts	Prepaid expenses and other current assets	$597	$143
Foreign currency contracts	Accrued expenses and other liabilities	$(327)	$(1,192)
A summary of gains (losses) recognized from the derivative instruments is as follows (dollars in thousands):

	Income Statement Classification Income (loss) recognized	September 30,
Derivatives Not Designated as Hedges:		2019	2018	2017
Foreign currency contracts	Other income (expense)	$1,816	$(3,616)	$6,811
12. Fair Value Measures
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.
The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the lowest level of inputs that are significant to the fair value measurement as of the measurement date as follows:

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•	Level 2: Observable inputs other than those described as Level 1.

•	Level 3: Unobservable inputs that are supportable by little or no market activities and are based on significant assumptions and estimates.
Assets and liabilities measured at fair value on a recurring basis at September 30, 2019 and 2018 consisted of (dollars in thousands):

	September 30, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds (a)	$217,861	$—	$—	$217,861
Time deposits(b)		115,913	—	115,913
Commercial paper, $77,089 at cost(b)	—	77,494	—	77,494
Corporate notes and bonds, $37,504 at cost(b)		37,566	—	37,566
Foreign currency exchange contracts(b)		597	—	597
Total assets at fair value	$217,861	$231,570	$—	$449,431
Liabilities:
Foreign currency exchange contracts(b)		$(327)		$(327)
Contingent acquisition payments(c)			(2,925)	(2,925)
Total liabilities at fair value	$—	$(327)	$(2,925)	$(3,252)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(a)	$200,004	$—	$—	$200,004
Time deposits(b)	—	88,158	—	88,158
Commercial paper, $27,194 at cost(b)	—	27,363	—	27,363
Corporate notes and bonds, $57,563 at cost(b)	—	57,417	—	57,417
Foreign currency exchange contracts(b)	—	143	—	143
Total assets at fair value	$200,004	$173,081	$—	$373,085
Liabilities:
Foreign currency exchange contracts(b)	$—	$(1,192)	$—	$(1,192)
Contingent acquisition payments(c)	—	—	(4,000)	(4,000)
Total liabilities at fair value	$—	$(1,192)	$(4,000)	$(5,192)

(a)
Money market funds and time deposits with original maturity of 90 days or less are included within cash and cash equivalents in the consolidated balance sheets and are valued at quoted market prices in active markets.

(b) Time deposits, commercial paper, corporate notes and bonds, and foreign currency exchange contracts are recorded at fair market values, which are determined based on the most recent observable inputs for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable. Time deposits are generally for terms of one year or less. Commercial paper and corporate notes and bonds generally mature within three years and had a weighted average maturity of 0.53 years and 0.61 years as of September 30, 2019 and September 30, 2018, respectively.
(c) The fair values of our contingent consideration arrangements were determined using either the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow method.
The estimated fair value of our long-term debt approximated $2,143.4 million (face value $2,137.0 million) as of September 30, 2019 and $2,423.6 million (face value $2,437.0 million) as of September 30, 2018, based on Level 2 measurements. The fair value of each borrowing was estimated using the average of the bid and ask trading quotes at the end of the reporting periods. There was no balance outstanding under our revolving credit agreement as of September 30, 2019 and September 30, 2018.
Additionally, contingent acquisition payments are recorded at fair values upon the acquisition and are remeasured in subsequent reporting periods with the changes in fair values recorded within acquisition-related costs, net. Such payments are contingent upon the achievement of specified performance targets and are valued using the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow model (Level 3 measurement).
The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended September 30, 2019 and 2018 (dollars in thousands):

Amount
Balance as of September 30, 2017	$8,648
Earn-out liability established at time of acquisition	2,000
Payments and foreign currency translation	(8,188)
Adjustments to fair value included in acquisition-related costs, net	1,540
Balance as of September 30, 2018	4,000
Earn-out liability established at time of acquisition	1,500
Payments and foreign currency translation	(2,550)
Adjustments to fair value included in acquisition-related costs, net	(25)
Balance as of September 30, 2019	$2,925
Contingent acquisition payment liabilities are scheduled to be paid in periods through fiscal year 2021. As of September 30, 2019, we could be required to pay up to $4.8 million if the specified performance targets are achieved.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business. Restructuring expenses consist of employee severance costs, charges for the closure of excess facilities and other contract termination costs. Other charges include litigation contingency reserves, costs related to the transition agreement of our former CEO, asset impairment charges, expenses associated with the malware incident that occurred in the third quarter of fiscal year 2017 (the "2017 Malware Incident") and gains or losses on the sale or disposition of certain non-strategic assets or product lines.
The components of restructuring and other charges, net are as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Personnel	$14,212	$27,360	$10,715
Facilities	2,225	3,868	6,348
Total restructuring charges	16,437	31,228	17,063
Other charges	12,710	21,618	41,022
Total restructuring and other charges, net	$29,147	$52,846	$58,085
The following table sets forth accrual activity relating to restructuring reserves for fiscal years 2019, 2018 and 2017 (dollars in thousands):

	Personnel	Facilities	Total
Balance at September 30, 2016	$2,454	$9,574	$12,028
Restructuring charges, net	10,715	6,348	17,063
Non-cash adjustment	—	(1,374)	(1,374)
Cash payments	(11,660)	(6,389)	(18,049)
Balance at September 30, 2017	1,509	8,159	9,668
Restructuring charges, net	27,360	3,868	31,228
Non-cash adjustment	—	(998)	(998)
Cash payments	(20,534)	(4,535)	(25,069)
Balance at September 30, 2018	8,335	6,494	14,829
Restructuring charges, net	14,212	2,225	16,437
Non-cash adjustment	—	(102)	(102)
Cash payments	(18,960)	(4,995)	(23,955)
Balance at September 30, 2019	$3,587	$3,622	$7,209

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restructuring and other charges, net by segment are as follows (dollars in thousands):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2019
Healthcare	$4,679	$191	$4,870	$—	$4,870
Enterprise	5,037	933	5,970	—	5,970
Other	1,457	337	1,794	3,306	5,100
Corporate	3,039	764	3,803	9,404	13,207
Total fiscal year 2019	$14,212	$2,225	$16,437	$12,710	$29,147

Fiscal Year 2018
Healthcare	$11,563	$25	$11,588	$—	$11,588
Enterprise	4,217	2,243	6,460	—	6,460
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$27,360	$3,868	$31,228	$21,618	$52,846

Fiscal Year 2017
Healthcare	$4,283	$870	$5,153	$8,758	$13,911
Enterprise	2,141	3,480	5,621	—	5,621
Other	2,954	(15)	2,939	10,773	13,712
Corporate	1,337	2,013	3,350	21,491	24,841
Total fiscal year 2017	$10,715	$6,348	$17,063	$41,022	$58,085
Fiscal Year 2019
For fiscal year 2019, we recorded restructuring charges of $16.4 million, which included $14.2 million related to the termination of approximately 305 employees and $2.2 million charge related to closing certain excess facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction. We expect the remaining outstanding severance of $3.6 million to be substantially paid during the first quarter of fiscal year 2020, and the remaining $3.6 million for the facilities to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2019, we recorded $9.9 million of professional services fees related to our corporate transformational efforts and $3.3 million accelerated depreciation related to our Mobile Operator Services, offset in part by a $0.5 million cash receipt from insurance claims related to the 2017 Malware Incident.
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $31.2 million, which included $27.4 million related to the termination of approximately 1,250 employees and $3.9 million charge related to closing certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO, $4.8 million professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 6.
Fiscal Year 2017
For fiscal year 2017, we recorded restructuring charges of $17.1 million, which included $10.7 million related to the termination of approximately 741 terminated employees and $6.3 million charge related to closing certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our initiatives to reduce costs and optimize processes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, during fiscal year 2017, we recorded $8.1 million for costs related to the transition agreement of our former CEO, $18.1 million of professional services fees and $4.0 million of fixed asset and inventory write-down as a result of the 2017 Malware Incident, and an impairment charge of $10.8 million related to an internally developed software.
14. Supplemental Cash Flow Information
Cash paid for Interest and Income Taxes

	Year Ended September 30,
	2019	2018	2017
	(Dollars in thousands)
Interest paid	$72,630	$93,121	$91,718
Income taxes paid	$19,439	$13,758	$19,660
15. Stockholders' Equity
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved an additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors.
We repurchased 8.2 million shares, 9.7 million shares and 5.8 million shares for $126.9 million, $136.1 million and $99.1 million during the fiscal years ended September 30, 2019, 2018 and 2017, respectively, under the program. The amount paid in excess of par value is recognized in additional paid in capital and these shares were retired upon repurchase. Since the commencement of the program, we have repurchased 64.3 million shares for $1,070.0 million. The amount paid in excess of par value is recognized in additional paid in capital. Shares were retired upon repurchase. As of September 30, 2019, approximately $430.4 million remained available for share repurchases as of September 30, 2019 pursuant to our share repurchase program.
Stock Issuances
During the year ended September 30, 2017, we issued 844,108 shares of our common stock valued at $13.4 million in connection with a business acquisition and 175,000 shares of our common stock valued at $2.9 million associated with charitable contributions. There were no share issuances in connection with acquisitions in fiscal years 2018 and 2019.
Preferred Stock
We are authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock. There were no outstanding shares of preferred stock as of September 30, 2019 or September 30, 2018.
Series A Preferred Stock
We have designated 1,000,000 shares as Series A Preferred Stock, par value $0.001 per share. The Series A Preferred Stock is entitled to receive dividends equal to the greater of $1.00 and 1,000 times the aggregate per share amount of all dividends declared on our Common Stock. Holders of each share of the Series A Preferred Stock are entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Company and shall vote as one class. The Series A Preferred Stock is not redeemable and has the right to certain liquidation preferences over our Common Stock. The Series A Preferred Stock ranks junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets. There were no outstanding shares of preferred stock as of September 30, 2019 or September 30, 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Preferred Stock
We have designated 15,000,000 shares as Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis and has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, and if, declared by the Board of Directors. To date, no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. There were no outstanding shares of preferred stock as of September 30, 2019 or September 30, 2018.
16. Net Income (Loss) Per Share
The following table sets forth the computation for basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Year Ended September 30,
	2019	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
Numerator:
Net loss from continuing operations	$(12,198)	$(236,837)	$(251,447)
Net income from discontinued operations	226,008	76,909	100,452
Net income (loss)	$213,810	$(159,928)	$(150,995)

Denominator:
Weighted average common shares outstanding — Basic	286,347	291,318	289,348
Dilutive effect of employee stock compensation plans (a)	—	—	—
Weighted average common shares outstanding — Diluted	286,347	291,318	289,348

Net income (loss) per common share - basic:
Continuing operations	$(0.04)	$(0.81)	$(0.87)
Discontinued operations	0.79	0.26	0.35
Total net income (loss) per basic common share	$0.75	$(0.55)	$(0.52)

Net income (loss) per common share - diluted:
Continuing operations	$(0.04)	$(0.81)	$(0.87)
Discontinued operations	0.79	0.26	0.35
Total net income (loss) per diluted common share	$0.75	$(0.55)	$(0.52)

Anti-dilutive equity instruments excluded from the calculation	1,047	528	328
Contingently issuable awards excluded from the calculation (a)	1,786	4,434	1,721

(a) Certain performance-based awards were excluded from the determination of dilutive net income per share as the conditions were not met at the end of the reporting period.
17. Stock-Based Compensation
On January 17, 2019, our stockholders approved amendments to the Company’s amended and restated 2000 Stock Plan (the “Amended and Restated 2000 Stock Plan”). The Amended and Restated 2000 Stock Plan (i) increases the number of shares issuable from 82,250,000 to 83,500,000 shares; (ii) permits the Company's Board of Directors (the "Board") to make proportional adjustments to outstanding awards affected by a change in the Company's capital structure, and in addition to or in lieu of such adjustments, to permit the Board to pay dividends, dividend equivalents, or similar rights in conjunction to any such changes in the Company's capital structure; and (iii) contains certain updates to reflect changes in the law relating to Section 162(m).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2019, we had 7.2 million shares available for future grants under the Amended and Restated 2000 Stock Plan. We recognize stock-based compensation expenses over the requisite service periods. Our share-based awards are classified within equity. The amounts included in the consolidated statements of operations related to stock-based compensation are as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Cost of professional services and hosting	$26,647	$29,053	$26,344
Cost of product and licensing	855	814	348
Cost of maintenance and support	1,314	3,322	2,161
Research and development	22,508	26,968	22,788
Sales and marketing	30,394	33,150	35,190
General and administrative	37,537	33,736	42,257
Total	$119,255	$127,043	$129,088
Stock Options
We have share-based award plans under which employees, officers and directors may be granted stock options to purchase our common stock, generally at the fair market value of the grant date. Our plans do not allow for options to be granted at below fair market value, nor can they be re-priced at any time. Options granted under our plans generally become exercisable over a period of two to four years and have a maximum term of ten years. We have also assumed options and option plans in connection with certain of our acquisitions. These stock options are governed by the plans and agreements that they were originally issued under but are now exercisable for shares of our common stock.
The table below summarizes activities related to stock options for the years ended September 30, 2019, 2018 and 2017:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(a)
Outstanding at September 30, 2016	1,965,826	$15.01
Granted	—	—
Exercised/Repurchased(b)	(1,932,286)	$14.98
Forfeited	—	—
Expired	(9,733)	$20.01
Outstanding at September 30, 2017	23,807	$15.39
Granted	—	—
Exercised	(2,963)	$2.61
Forfeited	—	—
Expired	(1,700)	$15.99
Outstanding at September 30, 2018	19,144	$17.31
Granted	—	$—
Exercised	(3,314)	$7.22
Forfeited	—	—
Expired	(4,528)	$17.89
Outstanding at September 30, 2019	11,302	$20.04	2.6 years	$0.1	million
Exercisable at September 30, 2019	11,302	$20.04	2.6 years	$0.1	million
Exercisable at September 30, 2018	19,144
Exercisable at September 30, 2017	23,798

(a)	The aggregate intrinsic value represents any excess of the closing price of our common stock of $16.31 on September 30, 2019 over the exercise price of the underlying options.

(b)
We repurchased 1.0 million shares owned directly or indirectly by our former Chief Executive Officer, including 649,649 outstanding shares and 800,000 vested stock options with a net share equivalent of 350,351 shares, for an aggregate purchase price of $21.4 million.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2019, there was no unamortized fair value of stock options. A summary of intrinsic value of stock options exercised is as follows:

	2019	2018	2017
Total intrinsic value of stock options exercised (in millions)	$0.1	$0.1	$3.6
Restricted Awards
We are authorized to issue equity incentive awards in the form of Restricted Awards, including Restricted Units and Restricted Stock, which are individually discussed below. Unvested Restricted Awards may not be sold, transferred or assigned. The fair value of the Restricted Awards is measured based upon the market price of the underlying common stock as of the date of grant, reduced by the purchase price of $0.001 per share of the awards. Restricted Awards generally vest over a period of two to four years. We also issued certain Restricted Awards with vesting solely dependent on the achievement of specified performance targets. The fair value of the Restricted Awards is amortized to expense over the awards’ applicable requisite service periods using the straight-line method. In the event that the employees’ employment with us terminates, or in the case of awards with only performance goals, if those goals are not met, any unvested shares are forfeited and revert to us.
In order to satisfy our employees’ withholding tax liability as a result of the vesting of Restricted Awards, we have historically repurchased shares upon the employees’ vesting. In fiscal year 2019, we withheld payroll taxes totaling $42.6 million related to 2.6 million shares of common stock that were repurchased or canceled.
Restricted Units
Restricted Units are not included in issued and outstanding common stock until the shares are vested and released. The table below summarizes activity relating to Restricted Units:

	Number of Shares Underlying Restricted Units — Performance-Based Awards	Number of Shares Underlying Restricted Units — Time-Based Awards
Outstanding at September 30, 2016	4,224,488	5,884,023
Granted	3,224,696	8,457,761
Earned/released	(1,790,514)	(7,150,783)
Forfeited	(614,739)	(713,837)
Outstanding at September 30, 2017	5,043,931	6,477,164
Granted	2,175,537	8,876,712
Earned/released	(2,092,862)	(7,156,468)
Forfeited	(2,087,038)	(1,325,321)
Outstanding at September 30, 2018	3,039,568	6,872,087
Granted	1,342,836	9,500,077
Earned/released	(1,405,485)	(6,383,908)
Modification(a)	(296,759)	296,759
Forfeited	(688,835)	(1,286,071)
Outstanding at September 30, 2019	1,991,325	8,998,944
Weighted average remaining recognition period of outstanding Restricted Units	1.4 years	1.9 years
Unrecognized stock-based compensation expense of outstanding Restricted Units	$24.5 million	$84.0 million
Aggregate intrinsic value of outstanding Restricted Units(b)	$32.5 million	$146.9 million

(a) 296,759 shares of performance-based awards were modified to time-based awards with only service conditions in December 2018.
(b) The aggregate intrinsic value represents any excess of the closing price of our common stock of $16.31 on September 30, 2019 over the exercise price of the underlying Restricted Units.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the weighted-average grant-date fair value of Restricted Units granted, and the aggregate intrinsic value of Restricted Units vested for each fiscal year is as follows:

	Year ended September 30,
	2019	2018	2017
Weighted-average grant-date fair value per share	$16.52	$15.47	$16.31
Total intrinsic value of shares vested (in millions)	$125.2	$146.5	$146.0
Performance-based Restricted Units outstanding as of September 30, 2019 and issued in fiscal year 2019 include performance goals based on total shareholder return relative to our peers during the performance period. The awards actually earned will be up to two hundred percent of the targeted number of the performance-based stock units. Compensation expense is recorded ratably over the performance period of the award based on the estimated grant date fair value estimated at the grant date using a Monte Carlo simulation model, which included the following assumptions:

Year ended September 30, 2019
Dividend yield	0.0%
Expected volatility	27.3% - 30.9%
Risk-free interest rate	2.2% - 3.0%
Expected term (in years)	1 - 3
Restricted Stock Awards
Restricted stock awards ("Restricted Stock") are included within the issued and outstanding common stock at the date of the grant. The table below summarizes activities related to Restricted Stock:

	Number of Shares Underlying Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2016	—	—
Granted	250,000	$15.55
Vested	(250,000)	$15.55
Outstanding at September 30, 2017	—	—
Outstanding at September 30, 2018	—	—
Outstanding at September 30, 2019	—	—
A summary of the weighted-average grant-date fair value of Restricted Stock granted, and the aggregate intrinsic value of Restricted Stock vested for each fiscal year is as follows:

	Year ended September 30,
	2019	2018	2017
Weighted-average grant-date fair value per share	$—	$—	$15.55
Total intrinsic value of shares vested (in millions)	$—	$—	$3.9
1995 Employee Stock Purchase Plan
Our 1995 Employee Stock Purchase Plan (the "Plan”), as amended and restated on January 27, 2015, authorizes the issuance of a maximum of 20,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. Stock-based compensation expense for the employee stock purchase plan is recognized for the fair value benefit accorded to participating employees. At September 30, 2019, we have reserved 3.9 million shares for future issuance. A summary of the weighted-average grant-date fair value, shares issued and total stock-based compensation expense recognized related to the Plan are as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended September 30,
	2019	2018	2017
Weighted-average grant-date fair value per share	$3.76	$4.00	$3.84
Total shares issued (in millions)	1.2	1.3	1.3
Total stock-based compensation expense (in millions)	$4.5	$5.2	$4.9
The fair value of the purchase rights granted under this plan was estimated on the date of grant using the Black-Scholes option-pricing model that uses the following weighted-average assumptions, which were derived in a manner similar to those discussed above relative to stock options:

	Year ended September 30,
	2019	2018	2017
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	27.8%	32.1%	29.3%
Risk-free interest rate	2.2%	2.0%	0.9%
Expected term (in years)	0.5	0.5	0.5
18. Commitments and Contingencies
Operating Leases
We have various operating leases for office space around the world. In connection with many of our acquisitions, we assumed facility lease obligations. Among these assumed obligations are lease payments related to office locations that were vacated by certain of the acquired companies prior to the acquisition date. Additionally, certain of our lease obligations have been included in various restructuring charges.
The following table outlines our gross future minimum payments under all non-cancelable operating leases for continuing operations as of September 30, 2019 (dollars in thousands):

Year Ending September 30,	Operating Leases	Operating leases under restructuring	Total
2020	$28,785	$4,968	$33,753
2021	24,192	2,470	26,662
2022	19,833	2,170	22,003
2023	14,224	2,222	16,446
2024	11,389	1,629	13,018
Thereafter	47,334	3,189	50,523
Total	$145,757	$16,648	$162,405
As of September 30, 2019, we have subleased certain office space that is included in the above table to third parties. As of September 30, 2019, the aggregate sublease income to be recognized during the remaining lease terms is $15.2 million, with approximately an average of $2.4 million annually for each of the next five fiscal years and approximately $3.1 million thereafter.
Total rent expense, including rent expense for our data centers, was approximately $36.1 million, $34.7 million and $31.8 million for the years ended September 30, 2019, 2018 and 2017, respectively.
Litigation and Other Claims
Similar to many companies in the software industry, we are involved in a variety of claims, demands, suits, investigations and proceedings that arise from time to time relating to matters incidental to the ordinary course of our business, including actions with respect to contracts, intellectual property, employment, benefits and securities matters. At each balance sheet date, we evaluate contingent liabilities associated with these matters in accordance with ASC 450 "Contingencies". If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loss. Significant judgments are required for the determination of probability and the range of the outcomes, and the estimates are based only on the information available at the time. Due to the inherent uncertainties involved in claims, legal proceedings, and in estimating the losses that may arise, actual outcomes may differ from our estimates. Contingencies deemed not probable or for which losses were not estimable in one period may become probable, or losses may become estimable in later periods which may have a material impact on our results of operations and financial position. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. As of September 30, 2019 and 2018, accrued losses were not material to our consolidated financial statements, and we do not expect any pending matter to have a material impact on our consolidated financial statements.
Guarantees and Other
We include indemnification provisions in the contracts we enter into with customers and business partners. Generally, these provisions require us to defend claims arising out of our products’ infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct. The indemnity obligations generally cover damages, costs and attorneys’ fees arising out of such claims. In most, but not all cases, our total liability under such provisions is limited to either the value of the contract or a specified, agreed upon amount. In some cases, our total liability under such provisions is unlimited. In many, but not all cases, the term of the indemnity provision is perpetual. While the maximum potential amount of future payments we could be required to make under all the indemnification provisions is unlimited, we believe the estimated fair value of these provisions is minimal due to the low frequency with which these provisions have been triggered.
We indemnify our directors and officers to the fullest extent permitted by Delaware law, which provides among other things, indemnification to directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by such persons in their capacity as a director or officer of the company, regardless of whether the individual is serving in any such capacity at the time the liability or expense is incurred. Additionally, in connection with certain acquisitions, we agreed to indemnify the former officers and members of the boards of directors of those companies, on similar terms as described above, for a period of six years from the acquisition date. In certain cases, we purchase director and officer insurance policies related to these obligations, which fully cover the six-year period. To the extent that we do not purchase a director and officer insurance policy for the full period of any contractual indemnification, and such directors and officers do not have coverage under separate insurance policies, we would be required to pay for costs incurred, if any, as described above.
19. Pension and Other Post-Retirement Benefits
Defined Contribution Plans
We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all of our U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Amended on January 25, 2019, we now match 50% of employee contributions up to 6% of eligible salaries. Employer's contributions vest one-third annually over a three-year period. Our contributions to the 401(k) Plan that covers substantially all of our U.S. employees who meet the minimum requirements totaled $7.3 million, $6.1 million and $6.1 million for fiscal years 2019, 2018 and 2017, respectively. We make contributions to various other plans in certain of our foreign operations; total contributions to these plans are not material.
Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our defined benefit pension (income) expnese was $(0.5) million and $(0.1) million for fiscal years 2019 and 2018, respectively. The total pension expense for fiscal year 2017 was de minimis. The aggregate projected benefit obligation as of September 30, 2019 and September 30, 2018 was $35.2 million and $30.7 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2019 and September 30, 2018 was $12.6 million and $7.9 million, respectively.
20. Income Taxes
Recent Tax Legislation
On December 22, 2017, the Tax Cuts and Jobs Act ("TCJA ")was signed into law. The TCJA significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing a hybrid territorial tax system, and imposing a mandatory one-time repatriation tax on foreign cash and earnings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are subject to additional requirements of the TCJA during the year ended September 30, 2019. Those provisions include a tax on global intangible low-taxed income (“GILTI”), a limitation of certain executive compensation, a base erosion and anti-abuse tax ("BEAT") and other immaterial provisions. Our fiscal year 2019 effective tax rate includes our estimates of these new provisions. Our estimates may be revised in future periods as we obtain additional data and as the IRS issues new guidance implementing the law changes
As a result of the TCJA, in fiscal year 2018 we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $92.9 million of tax benefits. Additionally, as of September 30, 2018, we recorded a $5.8 million provision for the deemed repatriation of foreign cash and earnings, which is estimated based upon estimated foreign earnings and foreign income taxes.
Provision (Benefit) for Income Taxes
The components of loss before income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Domestic	$(3,325)	$(230,955)	$(282,695)
Foreign	3,232	(83,042)	36,006
Loss before income taxes	$(93)	$(313,997)	$(246,689)
The components of the provision (benefit) for income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Current:
Federal	$5,023	$(5,084)	$(17,503)
State	1,214	(2,007)	(977)
Foreign	18,305	18,338	20,093
Total current	24,542	11,247	1,613
Deferred:
Federal	7,727	(84,569)	5,508
State	1,477	1,986	835
Foreign	(21,641)	(5,824)	(3,198)
Total deferred	(12,437)	(88,407)	3,145
Provision (benefit) for income taxes	$12,105	$(77,160)	$4,758
Effective income tax rate	(13,016.1)%	24.6%	(1.9)%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory rate to our income tax before income taxes as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Federal tax benefit at statutory rate	$(20)	$(77,029)	$(86,333)
State tax provision (benefit), net of federal benefit	2,328	(508)	311
Foreign tax rate and other foreign related tax items	5,828	(6,734)	540
Stock-based compensation	3,368	3,290	5,648
Non-deductible expenditures	2,696	1,927	3,065
Change in U.S. and foreign valuation allowance	189,360	56,557	72,318
Capital losses	(179,635)	—	—
Intangible property transfers	(23,428)	—	—
Uncertain tax positions	4,428	4,415	2,939
Base erosion and anti-abuse tax	5,023	—	—
TCJA impact	—	(87,058)	—
Goodwill impairment	—	28,640	—
Executive compensation	1,662	503	5,492
Other	495	(1,163)	778
Provision (benefit) for income taxes	$12,105	$(77,160)	$4,758
The effective income tax rate is based upon the income for the year, the composition of the income in different countries, changes relating to valuation allowances for certain countries if and as necessary, and adjustments, if any, for the potential tax consequences, benefits or resolutions of audits or other tax contingencies. Our aggregate income tax rate in foreign jurisdictions is lower than our effective income tax rate in the United States; the majority of our income before provision for income taxes from foreign operations has been earned by subsidiaries in Ireland. Our effective income tax rate may be adversely affected by earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated in countries where we have higher statutory tax rates.
The effective income tax rate in fiscal year 2019 differs from the U.S. federal statutory rate of 21.0% primarily due to the base erosion and anti-abuse tax, and an increase in deferred tax liabilities related to goodwill. As part of the restructuring for the spin-off of our Automotive business, we recognized an $857.8 million gross U.S. capital loss with a potential tax benefit of $180.1 million. We believe that it is not more likely than not that the tax benefit from the U.S. capital loss will be realized. As a result, we recorded a full valuation allowance against the capital loss.
The effective income tax rate in fiscal year 2018 differs from the U.S. federal statutory rate of 24.5% primarily due to the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate, and our foreign earnings subject to lower tax rates, offset in part by additional valuation allowance related to current period losses, and the tax effect of goodwill impairment charges that are not deductible.
The effective income tax rate in fiscal year 2017 differs from the U.S. federal statutory rate of 35.0% primarily due to additional valuation allowance related to current period losses in the United States, and an increase in deferred tax liabilities related to goodwill, partially offset by our earnings in foreign operations that are subject to significantly lower tax rates than the U.S. statutory tax rate.
As of September 30, 2019, we have not provided taxes on $194.7 million of undistributed earnings of our foreign subsidiaries, which may be subject to foreign withholding taxes upon repatriation, as we consider these earnings indefinitely reinvested. Our indefinite reinvestment determination is based on the future operational and capital requirements of our domestic and foreign operations. We expect our international cash and cash equivalents and marketable securities of $135.9 million will continue to be used for our foreign operations and therefore do not anticipate repatriating these funds. As of September 30, 2019, it is not practicable to calculate the unrecognized deferred tax liability on these earnings due to the complexities of the utilization of foreign tax credits and other tax assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) consist of the following as of September 30, 2019 and 2018 (dollars in thousands):

	September 30, 2019	September 30, 2018
Deferred tax assets:
Net operating loss carryforwards	$166,224	$192,017
Capital loss carryforwards	188,320	—
Federal and state credit carryforwards	43,897	46,721
Accrued expenses and other reserves	33,150	41,371
Difference in timing of revenue related items	24,832	81,647
Deferred compensation	22,917	19,315
Other	11,579	13,802
Total deferred tax assets	490,919	394,873
Valuation allowance for deferred tax assets	(303,378)	(183,295)
Net deferred tax assets	187,541	211,578
Deferred tax liabilities:
Depreciation	(16,833)	(15,729)
Convertible debt	(87,046)	(92,452)
Acquired intangibles	(7,517)	(131,959)
Net deferred tax assets (liabilities)	$76,145	$(28,562)
Reported as:
Other assets	$130,361	$21,369
Long-term deferred tax liabilities	(54,216)	(49,931)
Net deferred tax assets (liabilities)	$76,145	$(28,562)
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all the deferred tax assets will not be realized. During fiscal year 2019, the valuation allowance for deferred tax assets increased by $120.1 million. This increase relates to the valuation allowance for the U.S. capital loss of $188.3 million, partially offset by reduction of revenue related deferred tax assets due to ASC 606 implementation and the reversal of valuation allowance related to current period earnings. As of September 30, 2019, we have $269.6 million and $33.8 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively. As of September 30, 2018, we had $142.8 million and $40.5 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively.
As discussed within Note 4, the Company has elected to classify the deferred tax assets and liabilities associated with assets and liabilities held for sale (including those spun-off) with the Company's other deferred tax assets and liabilities. As such, the deferred tax assets and liabilities reflected above include those associated with the business reported within the balance sheet item Assets Held for Sale. The net amount of estimated deferred tax assets associated with the Automotive segment as of September 30, 2019 is $73.8 million.
Other than the capital loss carryforward, the majority of domestic deferred tax assets relate to net operating losses, the use of which may not be available as a result of limitations on the use of acquired losses. With respect to these operating losses, there is no assurance that they will be used given the current assessment of the limitations on their use or our current projection of future taxable income in the entities for which these losses relate. Based on our analysis, we have concluded that it is not more likely than not that the majority of our domestic deferred tax assets can be realized and therefore a valuation allowance has been assigned to these deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.
At September 30, 2019 and 2018, we had U.S. federal net operating loss carryforwards of $551.1 million and $692.9 million, respectively. At September 30, 2019 and 2018, we had state net operating loss carryforwards of $194.6 million and $259.1 million, respectively. The net operating loss and credit carryforwards are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state tax provisions. As of September 30, 2019 and 2018, we had foreign net operating loss carryforwards of $191.7 million and $164.9 million, respectively. These carryforwards will expire at various dates beginning in 2019 and extending up to an unlimited period.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2019 and 2018, we had federal research and development carryforwards and foreign tax credit carryforwards of $27.7 million and $30.2 million, respectively. As of September 30, 2019 and 2018, we had state research and development credit and investment tax credit carryforwards of $3.9 million and $5.3 million, respectively. As of September 30, 2019 and 2018, we had foreign investment tax credit carryforwards of $14.3 million and $14.7 million, respectively.
Uncertain Tax Positions
We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit which is more likely than not to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes line of our consolidated statements of operations.
The aggregate changes in the balance of our gross unrecognized tax benefits were as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018
Balance at the beginning of the year	$19,491	$23,647
Increases related to tax positions from prior fiscal years	—	1,223
Decreases related to tax positions from prior fiscal years	—	(2,281)
Increases for tax positions taken during current period	5,517	1,709
Decreases for tax settlements and lapse in statutes	(860)	(4,083)
Cumulative translation adjustments	(37)	(724)
Balance at the end of the year	$24,111	$19,491
As of September 30, 2019, $24.1 million of the unrecognized tax benefits, if recognized, would impact our effective income tax rate. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes of $1.4 million, $0.8 million, and $1.5 million during fiscal years 2019, 2018, and 2017, respectively. We recorded interest and penalties of $8.9 million and $7.5 million as of September 30, 2019 and 2018, respectively.
We are subject to U.S. federal income tax, various state and local taxes, and international income taxes in numerous jurisdictions. The federal tax returns for 2000 through 2016 remain subject to examination for the purpose of determining the amount of remaining tax NOL and other carryforwards. Additionally, the federal tax returns for 2017 through 2019 years remain open for all purposes of examination by the IRS and other taxing authorities in material jurisdictions.
21. Related Party Transaction
In January 2018, we entered into a software and license agreement (the "License Agreement") with Magnet Systems, Inc. ("Magnet") which was pre-approved by our Board of Directors. A member of the Magnet board of directors also served on our board of directors at the time of the transaction. Pursuant to the License Agreement, Magnet granted us a perpetual software license to certain technology for a one-time payment of $5.0 million in cash, with $3.5 million paid immediately upon the effective date of the License Agreement and $1.5 million payable upon the earlier of (i) the 120-day period following the effective date of the License Agreement or (ii) signature of a statement of work for the engineering services described below.
Additionally, we entered into a service agreement (the "Service Agreement") with Magnet, pursuant to which Magnet will provide engineering services to assist in integrating the licensed technology into certain of our Enterprise solutions. Based upon the statement of work signed on April 19, 2018, total fees under the Service Agreement should not exceed $2.0 million and are payable in six equal monthly installments upon the signature of the statement of work, which was finalized within 90 days following the effective date of the License Agreement. We incurred $2.0 million service costs by the time the integration service was completed on March 31, 2019.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22. Segment and Geographic Information
Our Chief Operating Decision Maker ("CODM") regularly reviews segment revenues and segment profits for performance evaluation and resources allocation. Segment revenues include certain acquisition-related adjustments for revenues that would otherwise have been recognized without the acquisition. Segment profits reflect controllable costs directly related to each segment and the allocation of certain corporate expenses such as, corporate sales and marketing expenses and research and development project costs that benefit multiple segments. Certain items such as stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, other expenses, net and certain unallocated corporate expenses are excluded from segment profits, which allow for more meaningful comparisons to the financial results of the historical operations for performance evaluation and resources allocation by our CODM.

•
The Healthcare segment is primarily engaged in providing clinical speech and clinical language understanding solutions that improve the clinical documentation process, from capturing the complete patient record to improving clinical documentation and quality measures for reimbursement.

•
The Enterprise segment is primarily engaged in using speech, natural language understanding, and artificial intelligence to provide automated customer solutions and services for voice, mobile, web and messaging channels.

•
The Other segment includes our SRS and Devices businesses. Our SRS business provides value-added services to mobile operators in India and Brazil (“Mobile Operator Services”) and voicemail transcription services to mobile operators in the rest of the world (“Voicemail-to-Text”). Our Devices business provides speech recognition solutions and predictive text technologies for handset devices. Our Devices revenue has been declining due to the ongoing consolidation of our handset manufacturer customer base and continued erosion of our penetration of the remaining market. During the fourth quarter of fiscal year 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses. In May 2019, we completed the sale of our Mobile Operator Services business in Brazil, and in July 2019, we completed the sale of our Mobile Operator Services business in India. The sale prices and any gain or loss were immaterial to our consolidated financial statement.

As more fully described in Note 4, the results of our former Imaging and Automotive segments, previously reportable segments, have been included within discontinued operations due to the sale of Imaging on February 1, 2019 and the spin-off of Automotive on October 1, 2019. Stranded costs of $25.1 million for fiscal year 2019, $25.9 million for fiscal year 2018, and $20.8 million for fiscal year 2017 have been included within total segment profits and re-allocated to Healthcare, Enterprise, and Other.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As we do not track our assets by operating segment, we do not include total assets or depreciation expenses by operating segment. The following table presents segment results along with a reconciliation of segment profits to (loss) income before income taxes (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
Segment revenues:	(ASC 606)	(ASC 605)	(ASC 605)
Healthcare	$950,593	$984,819	$899,341
Enterprise	510,753	483,194	474,317
Other	61,461	109,064	133,766
Total segment revenues	1,522,807	1,577,077	1,507,424
Acquisition related revenue adjustments (a)	(1,536)	(9,477)	(27,694)
Total consolidated revenue	1,521,271	1,567,600	1,479,730
Segment profit:
Healthcare	333,526	322,715	254,843
Enterprise	131,169	130,173	126,121
Other	19,555	24,157	38,270
Total segment profit	484,250	477,045	419,234
Corporate expenses and other, net	(137,558)	(183,657)	(119,398)
Acquisition-related revenues and costs of revenues adjustment	(1,536)	(9,477)	(27,694)
Stock-based compensation	(119,255)	(127,043)	(129,088)
Amortization of intangible assets	(81,622)	(105,375)	(133,989)
Acquisition-related costs, net	(7,965)	(12,010)	(26,975)
Restructuring and other charges, net	(29,147)	(52,846)	(58,085)
Impairment of goodwill and other intangible assets	—	(170,941)	—
Other expenses, net	(107,260)	(129,693)	(170,694)
Loss before income taxes	$(93)	$(313,997)	$(246,689)

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

No country outside of the United States provided greater than 10% of our total revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows (dollars in thousands):

	Year Ended September 30,
	2019	2018	2017
United States	$1,210,437	$1,237,209	$1,132,087
International	310,834	330,391	347,643
Total	$1,521,271	$1,567,600	$1,479,730
No country outside of the United States held greater than 10% of our long-lived or total assets. Our long-lived assets from continuing operations, including intangible assets and goodwill, were located as follows (dollars in thousands):

	September 30, 2019	September 30, 2018
United States	$2,086,932	$1,811,069
International	787,040	929,679
Total	$2,873,972	$2,740,748

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23. Automotive Spin-Off
On October 1, 2019, we completed the previously announced complete legal and structural separation and distribution to our stockholders of all of the outstanding shares of Cerence, in a tax-free spin-off (the "Spin-Off"). The distribution was made in the amount of one share of Cerence common stock for every eight shares of Nuance common stock owned by Nuance’s stockholders of record as of 5:00 p.m. Eastern Time on September 17, 2019.
In connection with the Spin-Off, on September 30, 2019, we sold 1.8% of our equity interest in Cerence to a non-affiliated third party for a total cash consideration of $9.8 million. The difference between the consideration received and the carrying amount of the non-controlling interest was recognized in additional paid-in capital. The remaining 98.2%, or 35,740,709 shares of Cerence common stock held by us were distributed to our stockholders upon the completion of the spin-off.
Additionally, on October 1, 2019, prior to the consummation of the Spin-Off, Cerence entered into senior secured credit facilities (the “Senior Facilities”), which consisted of a $270.0 million aggregate principal amount senior secured term loan, of which approximately $153 million of the net proceeds were transferred to us, and a $75.0 million senior secured revolving credit facility, of which nothing was drawn at the time of the Spin-Off. We do not have any obligations under the Senior Facilities subsequent to the Spin-Off. Additionally, on October 1, 2019, pursuant to the redemption notice issued on August 30, 2019, we redeemed all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million. As a result of the redemption, we recorded a $15.0 million loss on extinguishment of debt for the first quarter of fiscal year 2020, including a $13.5 million redemption premium and a $1.5 million write-off of unamortized debt issuance costs.
24. Quarterly Data (Unaudited)
The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information (dollars in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2019
Total revenue	$419,675	$336,584	$377,437	$387,575	$1,521,271
Gross profit	$235,555	$177,325	$205,667	$219,240	$837,787
Net income (loss) from continuing operations	$13,881	$(28,397)	$(687)	$3,005	$(12,198)
Net income (loss) per share - continuing operations:
Basic	$0.05	$(0.10)	$—	$0.01	$(0.04)
Diluted	$0.05	$(0.10)	$—	$0.01	$(0.04)
Weighted average common shares outstanding:
Basic	287,796	285,866	285,942	285,754	286,347
Diluted	292,359	285,866	285,942	291,598	286,347

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2018
Total revenue	$386,669	$398,054	$377,162	$405,715	$1,567,600
Gross profit	$197,641	$200,222	$196,894	$229,441	$824,198
Net income (loss) from continuing operations	$37,565	$(182,180)	$(34,200)	$(58,022)	$(236,837)
Net income (loss) per share - continuing operations:
Basic	$0.13	$(0.62)	$(0.12)	$(0.20)	$(0.81)
Diluted	$0.13	$(0.62)	$(0.12)	$(0.20)	$(0.81)
Weighted average common shares outstanding:
Basic	291,367	294,103	292,663	287,052	291,318
Diluted	295,995	294,103	292,663	287,052	291,318